                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC  20549



                                       FORM 8-K



                                    CURRENT REPORT
        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                  Date of Report (date of earliest event reported):
                                  DECEMBER 10, 1998



                                 Suite101.com, Inc.
   -----------------------------------------------------------------------------
                (Exact name of Registrant as specified in its Charter)


DELAWARE                              0-25136                         33-0464753
--------------------------------------------------------------------------------
(State or other jurisdiction)   (Commission File Number)           (IRS Employer
                                                          Identification Number)

 1122 MAINLAND STREET - SUITE 390 - VANCOUVER, BRITISH COLUMBIA, CANADA  V6B 5L1
--------------------------------------------------------------------------------
                       (Address of principal executive offices)


        Registrant's telephone number, including area code:  (604) 682-1400



                               KINETIC VENTURES LTD.
--------------------------------------------------------------------------------
             (Former name or former address, if changed since last report)

                      TABLE OF CONTENTS


Item 1.   Change in Control of the Registrant. . . . .  1

Item 2.   Acquisition or Disposition of Assets . . . .  1

          The Transaction  . . . . . . . . . . . . . .  1
          Description of i5ive's Business. . . . . . .  2
          Risk Factors . . . . . . . . . . . . . . . .  4
          Price Range of Common Stock. . . . . . . . . 24
          Capitalization . . . . . . . . . . . . . . . 25
          i5ive's Management Discussion and Analysis
            of Financial Condition and Results of
            Operation. . . . . . . . . . . . . . . . . 27
          Business of i5ive. . . . . . . . . . . . . . 32
          Management of i5ive. . . . . . . . . . . . . 39
          Certain Transactions with i5ive Management
            and Principal Stockholders . . . . . . . . 47
          Principal Stockholders of the Company. . . . 48
          General. . . . . . . . . . . . . . . . . . . 50

Item 5.   Other Events . . . . . . . . . . . . . . . . 51

Item 7.   Financial Statements and Exhibits. . . . . . 51

ITEM 1.   CHANGE IN CONTROL OF THE REGISTRANT:

     On December 10, 1998, pursuant to an agreement effective October 30, 1998, Suite101.com, inc., formerly Kinetic Ventures Ltd. (the "Company") completed a transaction with i5ive communications, inc. Reference is made to ITEM 2. ACQUISITIONS OR DISPOSITIONS OF ASSETS of this Current Report on Form 8-K for a further description of that transaction. In the transaction, the Company issued 3,405,622 shares of Common Stock (after reflecting a 1-for-6 reverse stock
split of the Company's outstanding shares (the "Reverse Stock Split")**    All
references in this Current Report to numbers of shares of Common Stock are after reflecting the effectuation of a one-for-six reverse stock split of the Company's outstanding Common Stock effective on November 25, 1998.).to Northfield Capital Corporation and 284085 B.C. Ltd., the former shareholders of i5ive communications, Inc. In addition, Northfield Capital Corporation, Julie
M. Bradshaw and Sunny H. Hirai, both of whom are officers and Directors of i5ive communications, inc., and two of its management employees, acquired concurrently with the closing from Benitz & Partners Limited, a principal shareholder of the Company, an aggregate of 2,500,000 shares of Common Stock. On the closing of the transaction, Peter L. Bradshaw, Julie M. Bradshaw and Sunny H. Hirai were elected Directors of the Company and the Company's three Directors prior to the closing resigned. As a consequence of the transactions, Northfield Capital Corporation, 284085 B.C. Ltd., of which Mr. Bradshaw is an officer, Director and principal shareholder, Ms. Bradshaw and Mr. Hirai hold an aggregate of 5,610,340 shares of the Company's outstanding Common Stock or approximately 55.8% of the shares outstanding. The election of Mr. Bradshaw, Ms. Bradshaw and Mr. Hirai as Directors of the Company was a condition to the closing of the transaction. Except for the foregoing, there are no understandings or arrangements among Northfield Capital Corporation, 284085 B.C., Ltd. Mr. Bradshaw, Ms. Bradshaw, Mr. Hirai and their associates or the former Directors of the Company or Benitz & Partners Limited with respect to the election of Directors or other matters in the future.


ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS:

                              THE TRANSACTION

     On December 10, 1998, the Company completed the purchase from Northfield Capital Corporation and 284085 B.C. Ltd. (herein collectively referred to as the "Vendors"), pursuant to an Agreement (the "Agreement") effective October 30, 1998, of all of the issued and outstanding common shares (the "Shares") of i5ive communications inc., a British Columbia corporation ("i5ive"). The purchase price for the Shares was the issuance of 3,405,622 shares of Common Stock of the Company.

----------------------
* All references in this Current Report to number of shares of Common Stock are after reflecting the effecutation of a one-for-six reverse stock split of the Company's outstanding Common Stock effective on November 25, 1998.

On execution of the Agreement the sum of approximately US $65,000
(Cdn$100,000) was advanced by the Company to i5ive to be used to finance the business of i5ive. In addition, Northfield Capital Corporation, Julie M. Bradshaw and Sunny H. Hirai, both of whom are officers and Directors of i5ive, and two of its management employees acquired concurrently with the closing from Benitz & Partners Limited, a principal shareholder of the Company, an aggregate of 2,500,000 shares of Common Stock. On the closing of the transaction, Peter
L. Bradshaw, Julie M. Bradshaw and Sunny H. Hirai, all officers and Directors if i5ive, were elected Directors of the Company and the Company's three Directors prior to the closing resigned. In connection with the closing, the Company filed an amendment to its Certificate of Incorporation to change its name to Suite101.com, Inc.

     Effective November 18, 1998, the Agreement was amended to eliminate as conditions to the closing of the transaction requirements that the Company complete a private sale of securities resulting in the Company having working capital and net assets of not less than $3.0 million as of the closing date and quotations for the Company's Common Stock appear on the OTC Bulletin Board for at least five consecutive trading days prior to the closing.

     References herein to the "Company" refer to Suite101.com, Inc. (formerly known as Kinetic Ventures Ltd.), a Delaware corporation, and references to "i5ive" refer to i5ive communications, inc. a British Columbia corporation and, subsequent to the closing of the transaction, a wholly owned subsidiary of the Company.


                          DESCRIPTION OF i5ive's BUSINESS

GENERAL   i5ive is an Internet company engaged in the creation, operation and maintenance of a World Wide Web based community, known as Suite101.com, for Internet users to express themselves, share ideas, interests and expertise, and publish content accessible to other users with common interests. i5ive's community includes its visitors and Members who are Internet users and Contributing Editors who create their own personal Web sites organized topically into twelve major Communities of Interest. i5ive believes that user affinity to the Web occurs when users relate personally to their online experience, and the more users are active in the creation of that experience, the more personal the experience becomes. By establishing a free service enabling Internet users to create their own Web sites in Communities of Interest, i5ive further believes that the users will in turn write about their experiences and offer their knowledge to other Internet users as a means to find the best content and information on the Internet - quickly and easily. These Communities of Interest provide the context and tools for Web users to publish content, to communicate with other users, and to access a centralized and easy-to-navigate destination for the Best of the Web content. This process enhances the Member's experience by allowing them to express themselves, share ideas, interests and expertise and to publish content accessible to other Members and visitors with common interests.

     i5ive has realized no material revenues to date. From inception in April 1996 through September 30, 1998, its total revenues were $35,863. During that period, it has accumulated losses of $600,666. i5ive introduced a new user interface in November 1998, which offers substantially improved presentation of Member-generated content in an intuitive topical format - Communities of Interest - and has been well received by i5ive's Members and visitors. i5ive's current focus is to build visitor traffic and Member and Contributing Editor enrollment into its community. At November 30, 1998, it had approximately 30,000 Members and had grown from 35 Contributing Editors in October 1996 to 441 in November 1998. During the month of November 1998, the site received approximately 1.2 million page views.

     i5ive's business plan is to continue to expand its numbers of visitors, Members and Contributing Editors in an effort to expand its critical mass as well as to continue to improve and enhance its site infrastructure through the introduction of improved technology. No significant efforts have been expended to date to realize revenues.

     i5ive's revenue model will concentrate on electronic commerce ("e-commerce"). Through e-commerce, i5ive intends to provide its Members with access to the products offered by leading marketers and service providers whereby i5ive will participate with their e-commerce partners ("E-Providers") in a percentage of the proceeds from online transactions.

     Users are seeking from the Web the same opportunity for expression, interaction, sharing and recognition that they seek in the everyday world. Generally, a typical Internet user's experience surfing the Web has been essentially one-way-searching and viewing Web sites containing professionally created content on topics of general interest, such as current events, sports, finance, politics and weather. In general, the Web does not provide a context to publish, promote, search, view and react to personal content. While Internet search and navigational sites have improved a user's ability to seek out aggregated Web content, these sites are not primarily focused on providing a platform for publishing or aggregating the rapidly increasing volume of personalized content created by users with similar interests, or enabling such users to interact with one another. Similarly, users browsing the Web are increasingly seeking ways of accessing unique, personalized content, and interacting and communicating with other individuals with similar interests. Often the most relevant content for a user is that generated by other users who share a common interest. Online communities offer a centralized means of accessing diverse, user-created content in an easy-to-navigate context and the ability to interact directly with the author of such personalized content. For businesses and advertisers, online communities hold the potential of reaching highly targeted audiences within a more personalized context, thus providing the opportunity to increase advertising efficiency and improve the likelihood of a sale. i5ive offers Web users the ability to join and become actively involved in a Web community of personal Web sites. i5ive provides its Members and Contributing Editors with the publishing tools to quickly and easily create and participate in their own Web sites in one of the topically organized Communities of Interest, such as Business, Arts & Humanities,
Science or Travel.

     Members are encouraged to become active participants in the i5ive community by updating their sites and communicating with others through chat and on line discussion services provided by i5ive. i5ive offers Members seeking greater involvement the opportunity to become Contributing Editors who generate articles in their topic of interest and monitor the community for compliance with community guidelines. In addition, i5ive aims to make the Suite101.com community a primary destination point for Internet users seeking personalized, user-created content. Through i5ive's enhanced user interface, i5ive provides a central site for Internet users to quickly access and view topically organized content created by fellow visitors, Members and Contributing Editors.



                                    RISK FACTORS

     An investment in the Company's common stock involves a high degree of risk. The following factors, in addition to the other information contained herein, should be carefully considered in evaluating the Company and the business of i5ive before purchasing shares of the Company's common stock. See "General" for a cautionary statement regarding risks and uncertainties relating to forward looking statements in this Current Report.


I5IVE IN EARLY DEVELOPMENT STAGE

     i5ive is in the early stage of developing its business plan and operations. i5ive has realized no material revenues to date. From inception in April 1996 through

September 30, 1998, its total revenues were $35,863. During that period, it has accumulated losses of $600,666. i5ive has not achieved profitability on a quarterly or annual basis to date, and i5ive anticipates that it will continue to incur net losses for the foreseeable future. The extent of these losses will be dependent, in part, on the amount and rates of growth in i5ive's net revenue from e-commerce transactions. i5ive expects its operating expenses to increase significantly, especially in the areas of visitor and Member generation, brand marketing and e-commerce promotion, and, as a result, it will need to generate increased quarterly net revenue if profitability is to be achieved. i5ive believes that period-to-period comparisons of its operating results will not be meaningful and that the results for any period should not be relied upon as an indication of future performance. To the extent that net revenue does not grow at anticipated rates or that increases in its operating expenses precede or are not subsequently followed by commensurate increases in net revenue, or that i5ive is unable to adjust operating expense levels accordingly, i5ive's business, results of operations and financial condition will be materially and adversely affected. There can be no assurance that i5ive's operating losses will not increase in the future or that i5ive will ever achieve or sustain profitability.

     i5ive is currently developing its business through efforts to attract visitors, Members and Contributing Editors to its Web-based community. At November 30, 1998, it had approximately 30,000 Members and had grown from 35 Contributing Editors in October 1996 to 441 in November 1998. During the month of November 1998, the site received approximately 1.2 million page views. i5ive cannot assure that such growth rates are sustainable. i5ive's business plan is to continue to expand its numbers of visitors, Members and Contributing Editors in an effort to reach a sufficient level of critical mass as well as to continue to improve and enhance its site infrastructure through the introduction of improved technology. No significant efforts have been expended to date to realize revenues. Currently, i5ive has six full-time employees. Accordingly, there can be no assurance that i5ive's business plan can be successfully developed or that it will realize any material revenues.

LIMITED OPERATING HISTORY; ANTICIPATED LOSSES; NO ASSURANCE OF PROFITABILITY

     I5ive was founded in April 1996 and has had no material revenues to date. Accordingly, i5ive has a no operating history upon which an evaluation of i5ive, its current business plans and its prospects can be based, each of which must be considered in light of the risks, expenses and problems frequently encountered by all companies in the early stages of development, and particularly by such companies entering new and rapidly developing markets like the Internet. Such risks include, without limitation, the lack of broad acceptance of the community concept on the Internet, the possibility that the Internet will fail to achieve broad acceptance as a commercial medium, the lack of acceptance by consumers of e-commerce, the inability of i5ive to attract visitors, or retain Members and Contributing Editors, the inability of i5ive to generate significant e-commerce-based revenues from its visitors and Members, a new and unproven business concept, i5ive's ability to anticipate and adapt to a developing market, the failure of i5ive's network infrastructure (including its server, hardware and software) to efficiently handle its Internet traffic, changes in laws that adversely affect i5ive's business, the possibility that i5ive will be unable to manage effectively any rapid expansion of its operations, including the amount and timing of capital expenditures and other costs relating to any expansion of i5ive's operations, the introduction and development of different or more extensive communities by direct and indirect competitors of i5ive, including those with greater financial, technical and marketing resources, the inability of i5ive to maintain and increase levels of traffic on its Website, the inability of i5ive to attract, retain and motivate qualified personnel, technical difficulties, system downtime or Internet brownouts, the amount and timing of operating costs and capital expenditures relating to development of i5ive's business, operations and infrastructure, and general economic conditions. To address these risks, i5ive must, among other things, attract visitors and retain Members and Contributing Editors, attract and retain a significant number of E-Providers, respond to competitive developments, continue to form and maintain relationships with strategic partners attract, respond to competitive developments, retain and motivate qualified personnel, and develop and upgrade its technologies and commercialize its services incorporating such technologies. There can be no assurance that i5ive will be successful in addressing such risks, and any failure to do so could have a material adverse effect on i5ive's business, results of operations and financial condition.
Due to the foregoing factors, i5ive's quarterly net revenue and operating results are difficult to forecast. Consequently, i5ive believes that period to period comparisons of its operating results will not necessarily be meaningful and should not be relied upon as an indication of future performance. It is likely that in some future quarter or quarters i5ive's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock would likely be materially and adversely affected.

UNPROVEN BUSINESS; DEPENDENCE ON MEMBERS

     The success of i5ive's business depends upon its ability to expand upon and develop its community-based platform of Internet access and to generate multiple revenue streams. Currently, i5ive has no source of material revenues. The potential success of this business concept is unproven, and, to be successful, i5ive must, among other things, develop and market concepts that achieve broad market acceptance by its Members and, Internet users. i5ive is and will be substantially dependent upon its Member-generated content, the promotional efforts of its Members, the acceptance by its visitors and Members of advertising and other promotional programs of third parties and i5ive, and its ability and the ability of its Contributing Editors to attract Web users to its site and to reduce the demands on Company personnel. This concept has existed for only a limited period of time, and, as a result, is relatively unproven. There can be no assurance that i5ive's Member-generated content or the promotional efforts of its Members will continue to attract users to i5ive's Website. There can also be no assurance that i5ive's Members and Contributing Editors will continue to devote time voluntarily to improving the community, or, given the fact that i5ive provides free disk space to its Members and i5ive supports the involvement of its Contributing Editors, that third parties will not attempt to hold i5ive and the Company responsible for such content and/or any actions or omissions of such Contributing Editors.
There also can be no assurance that i5ive's business, results of operations and financial condition would not be materially and adversely affected if a substantial number of Members or Contributing Editors became dissatisfied with i5ive's services or its intention to commercialize those services or that the Contributing Editors become dissatisfied with the amounts of compensation paid by i5ive to them. Moreover, considering the modest level of compensation paid to Contributing Editors, there can be no assurance that consistent levels of high quality Member generated content will be maintained. These levels of compensation may hinder i5ive's efforts in the future to attract Contributing Editors. Further, there can be no assurance that the community on the Internet or i5ive's services will achieve broad market acceptance. Accordingly, no assurance can be given that i5ive's business will be successful or that it can sustain revenue growth or generate significant profits.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

     The report of i5ive's independent auditors on their audit of i5ive's financial statements as of December 31, 1997 contains an explanatory paragraph that describes the uncertainty as to the ability of i5ive to continue as a going concern due to i5ive's lack of sufficient cash to meet its projected operating needs for the next 12 months. At present, the Company does not currently have available to it the funds necessary to meet i5ive's anticipated capital needs. However, the Company currently anticipates that the net proceeds of approximately $3.0 million from a proposed private placement of its securities intended to be completed during the first quarter of 1999 together with available funds, will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the next 12 months. The Company may need to raise additional funds in order to fund more aggressive promotions and more rapid expansion, to develop newer or enhanced services, to respond to competitive pressures or to acquire complementary businesses, technologies or services. There can be no assurance that any additional financing, including the funds intended to be raised in the private placement, will be available on terms favorable to the Company, or at all. If adequate funds are not available or not available on acceptable terms, the Company may not be able to fund its expansion, promote its e-commerce as the Company desires, or, develop or enhance services or respond to competitive pressures. Any such inability could have a material adverse effect on the Company's business, results of operations and financial condition. Additional funds raised through the issuance of equity or convertible debt securities, will result in reducing the percentage ownership of the stockholders of the Company and, stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the rights of the Company's Common Stock.

     As a result of i5ive's limited operating history, i5ive has limited meaningful historical financial data upon which to base planned operating expenses. Accordingly, i5ive's anticipated expense levels in the future are based in part on its expectations as to future revenue from proposed e-commerce revenue-sharing arrangements, and anticipated growth in visitor traffic and in membership and will become, to a large extent, fixed. Revenues and operating results generally will depend on the volume of, timing of and ability to complete transactions, which are difficult to forecast. In addition, there can be no assurance that i5ive will be able to accurately predict its net revenue, particularly in light of the intense competition for the sale of products and services on the Web, revenue-sharing opportunities, i5ive's limited operating history and the uncertainty as to the broad acceptance of the Web as an e-commerce medium. i5ive may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall or other unanticipated changes in the e-commerce industry. Any failure by i5ive to accurately make such predictions would have a material adverse effect on i5ive's business, results of operations and financial condition.

     The Company may need to raise additional funds in the future in order to fund its anticipated expense levels, more aggressive promotions and more rapid expansion, to develop newer or enhanced services, to respond to competitive pressures or to acquire complementary technologies or services. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the rights of the Company's Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or not available on acceptable terms, the Company may not be able to fund its expansion, promote itself as the Company desires, take advantage of unanticipated acquisition opportunities, develop or enhance services or respond to competitive pressures. Any such inability could have a material adverse effect on the Company's business, results of operations and financial condition.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; SEASONALITY; UNPREDICTABILITY OF FUTURE NET REVENUE

     i5ive expects operating results to fluctuate significantly in the future as a result of a variety of factors, many of which are outside of i5ive's control. These factors include demand for the products i5ive intends to market through its Web site, consumers' acceptance of e-commerce, the level of traffic on the Suite101.com site, the amount and timing of capital expenditures and other costs relating to the expansion of i5ive's operations, the introduction of new or enhanced services by i5ive or its competitors, the timing and number of new hires, the availability of desirable products and services for sale through i5ive's Web site, the loss of a key strategic or marketing relationship by i5ive, changes in i5ive's marketing policy or those of its competitors, the mix of products and services marketed by i5ive's E-Providers, engineering or development fees that may be paid in connection with adding new Web site development and publishing tools, technical difficulties with the Suite101.com site, general economic conditions, and economic conditions specific to the Internet or all or a portion of the technology market. As a strategic response to changes in the competitive environment, i5ive may from time to time make certain pricing, service or marketing decisions or business combinations that could have a material adverse effect on i5ive's business, results of operations and financial condition. i5ive expects to experience seasonality in its business, with user traffic on the Suite101.com site potentially being lower during the summer and year-end vacation and holiday periods when overall usage of the Web is lower. Because Web-based e-commerce is an emerging market, additional seasonal and other patterns may develop in the future as the market matures. Any seasonality is likely to cause quarterly fluctuations in i5ive's operating results, and there can be no assurance that such patterns will not have a material adverse effect on i5ive's business, results of operations and financial condition.

MANAGEMENT OF GROWTH AND RELATIONSHIPS; BRIEF TENURE OF MANAGEMENT; DEPENDENCE ON KEY PERSONNEL

     In developing its business plan, i5ive expects to be required to establish and manage multiple relationships with various strategic and E-Providers, vendors, distributors, providers of services, technology licensors, Members, advertisers and other third parties. To date, only a limited number of such relationships have been established. These requirements to enter into these relationships will be exacerbated in the event of material growth of i5ive or in the number of third party relationships, and there can be no assurance that i5ive's systems, procedures or controls will be adequate to enable i5ive to establish and enter into these relationships, to support any substantial growth in i5ive's operations or that i5ive's management will be able to implement or manage any growth effectively. To effectively manage growth, i5ive must establish, implement and improve operational, financial and management information systems and expand, train and manage its employee base. i5ive's development is and will continue to be substantially dependent on the abilities and performance of its executive officers and other key employees. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the prospects, business development, and results of operations and financial condition of i5ive. Competition for senior management, experienced sales and marketing personnel, qualified Web engineers and other employees is and is expected to continue to be intense, and there can be no assurance that i5ive will be successful in attracting and retaining such personnel. There can be no assurance that i5ive may not experience difficulty from time to time in hiring and retaining the personnel necessary to support the growth of its business. The failure of i5ive to successfully manage its personnel requirements would have a material adverse effect on i5ive's business, results of operations and financial condition.


INTENSE COMPETITION

     The market for community based e-commerce on the Internet is new and rapidly evolving and competition for visitors, Members and Contributing Editors, strategic partners and E-Providers is new and rapidly evolving, and competition for visitors, Members, Contributing Editors, strategic partners and E-Providers is intense and is expected to increase significantly in the future. Barriers to entry are relatively insubstantial. i5ive believes that the principal competitive factors for companies seeking to create community on the Internet are content, critical mass, functionality, brand recognition, Member affinity and loyalty, broad demographic focus and open access for visitors. Other companies who are primarily focused on creating Web-based community on the Internet are Geocities, Inc., Tripod, Inc., a subsidiary of Lycos, Inc., Angelfire Communications, Xoom.com, Inc. and theglobe.com. Each of these competitors is significantly larger than i5ive and more well-established and well-known in the Internet industry. I5ive will likely also face competition in the future from Web directories, search engines, shareware archives, content sites, commercial online service provides
("OSPs"), sites maintained by Internet service providers ("ISPs") and other entities that attempt to or establish communities on the Internet by developing their own community or acquiring one of i5ive's competitors. In addition, i5ive could face competition in the future from traditional media companies, a number of which, including Disney, CBS and NBC have recently made significant acquisitions of or investments in Internet companies.
Further, there can be no assurance that i5ive's competitors and potential competitors will not develop communities that are equal or superior to those of i5ive or that achieve greater market acceptance than i5ive's community.

     i5ive also competes for visitors and Members with many Internet content providers and ISPs, including Web directories, search engines, shareware archives, content sites, commercial online services and sites maintained by Internet service provides, as well as thousands of Internet sites operated by individuals and government and educational institutions. These competitors include free information, search and content sites or services, such as American Online, Inc. ("AOL"), CNET, Inc. ("CNET"), CNN/Time Warner, Inc. ("CNN/Time Warner"), Excite, Inc. ("Excite"), Infoseek Corporation ("Infoseek"), Lycos, Inc. ("Lycos"), Netscape Communications Corporation ("Netscape"), Microsoft Corporation ("Microsoft"), and Yahoo! Inc. ("Yahoo!"). i5ive also competes with the foregoing companies, as well as traditional forms of media, such as newspapers, magazines, radio and television. i5ive believes that the principal competitive factors in attracting strategic partners and other sources of e-commerce business include the amount of traffic on its Web site, name recognition, customer service, the demographics of i5ive's Members and viewers, i5ive's ability to offer targeted audiences and the overall cost-effectiveness of the e-commerce opportunities offered by i5ive. i5ive believes that the number of Internet companies relying on Web-based e-commerce and advertising revenue will increase substantially in the future. Accordingly, i5ive will likely face increased competition, resulting increased pressures on its revenue sharing percentages which could, in turn, have a material adverse effect on i5ive's business, results of operations and financial condition.

     Substantially all of i5ive's existing and potential competitors, including Web directories and search engines and large traditional media companies, have longer operating histories in the Web market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than i5ive. Such competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, visitors, Members, distribution partners, E-Providers, advertisers and third party content providers. There can be no assurance that Internet content providers and
ISPs, including Web directories, search engines, shareware archives, sites that offer professional editorial content, commercial online services and sites maintained by ISPs will not be perceived by potential strategic partners, E-Providers and advertisers as having more desirable Web sites. In addition, many persons with whom i5ive would seek to enter into a strategic relationship have already established collaborative relationships with
i5ive's competitors or potential competitors, and other high-traffic Web sites. Accordingly, there can be no assurance that i5ive will be able to grow its visitor and Membership base, traffic levels and customer base or retain its current Members, traffic levels or customers, or that competitors will not experience greater growth in traffic than i5ive as a result of such relationships which could have the effect of making their Web sites more attractive, or that i5ive's strategic partners will not sever or will elect
not to renew their agreements with i5ive.   There can also be no assurance
that i5ive will be able to compete successfully in the Internet or that competition will not have a material adverse effect on i5ive's business, results of operations and financial condition.

RISK OF CAPACITY CONSTRAINTS; SYSTEM FAILURES; TECHNOLOGICAL RISKS

     The performance of i5ive's server and networking hardware and software infrastructure is critical to i5ive's business and reputation and its ability to attract Web users, new Members and E-Providers to i5ive's Web site. Any system failure that causes an interruption in service or a decrease in responsiveness of i5ive's Web site could result in less traffic on i5ive's Web site and, if sustained or repeated, could impair i5ive's reputation and the attractiveness of its Web site. To ensure backup and restoration of all production data, i5ive's system is regularly backed up and stored off site. Backup media is rotated into off site archives to ensure data integrity should catastrophic events occur on site. Any disruption in the Internet access or any failure of i5ive's server and networking systems to handle current or higher volumes of traffic could have a material adverse effect on i5ive's business, results of operations and financial condition. An increase in the use of i5ive's Web site could strain the capacity of its systems, which could lead to slower response time or system failures. Slowdowns or system failures adversely affect the speed and responsiveness of i5ive's Web site and would diminish the experience for i5ive's Members and visitors and reduce the number of page views received thereby reducing i5ive's marketing and e-commerce revenues. The ability of i5ive to provide effective Internet connections or of its systems to manage substantially larger numbers of customers at higher transmission speed is as yet unknown, and, as a result, i5ive faces risks related to its ability to scale up its customer levels while maintaining superior performance. If its usage of bandwidth increases, it will need to purchase additional servers and networking equipment and rely more heavily on its equipment and on equipment and services provided by others to maintain adequate data transmission speeds, the availability of which may be limited or the cost of which may be significant or may place i5ive at a disadvantage.
 The successful delivery of i5ive's services is also dependent in substantial part upon the ability of i5ive to protect i5ive's servers and network infrastructure against damage from human error, fire, flood, power loss, telecommunications failure, sabotage, intentional acts of vandalism and similar events. Despite precautions planned to be taken by i5ive, the occurrence of natural disasters or other unanticipated problems at its facilities could result in interruption in the services provided by i5ive or significant damage to its equipment. i5ive and its servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering. The occurrence of any of these events could result in interruptions, delays or cessations in service, which could have a material adverse effect on i5ive's business, results of operations and financial condition. In addition, i5ive's reputation could be materially and adversely affected. The market in which i5ive competes is characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements and enhancements and changing customer demands. Accordingly, i5ive's success will depend on its ability to adapt to rapidly changing technologies and industry standards, and its ability to continually improve the speed, performance, features, ease of use and reliability of its server and networking system in response to both evolving demands of the marketplace and competitive service and product offerings. Any failure to rapidly adapt in a changing environment would have a material adverse effect on i5ive's business, results of operations and financial condition. i5ive intends to continually strive to incorporate new technology into its Web site for the benefit of its Members, visitors and E-Providers. Introducing new technology into i5ive's systems involves numerous technical challenges, significant amounts of capital, substantial amounts of personnel resources and often times takes many months to complete. There can be no assurance that i5ive will be successful at integrating such technology into its Web site on a timely basis or without degrading the responsiveness and speed of its Web site or that, once integrated, such technology will function as expected.

RISK OF RELIANCE ON INTERNALLY DEVELOPED SYSTEMS

     i5ive uses and intends to use an internally developed system for its Web site and substantially all aspects of its transaction processing and order management systems.

This system has not been fully developed. i5ive's inability to further develop and modify this system as necessary to accommodate increased levels of traffic on its Web site or any substantial volume through its transaction processing and order management systems may cause unanticipated system disruptions, slower response times, impaired quality and speed of order fulfillment, degradation in customer service, and delays in reporting accurate financial information. Any of these events could have a material adverse effect on i5ive's business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     i5ive is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, a number of legislative and regulatory proposals are under consideration by U.S. and Canadian federal, state, provincial, local and foreign governmental organizations, and it is possible that a number of laws or regulations may be adopted with respect to the Internet relating to such issues as user privacy, user screening to prevent inappropriate uses of the Internet by, for example, minors or convicted criminals, taxation, infringement, pricing, content regulation, quality of products and services and intellectual property ownership and infringement. The adoption of any such laws or regulations may decrease the growth in the use of the Internet, which could, in turn, decrease the demand for i5ive's community, increase i5ive's cost of doing business, or otherwise have a material adverse effect on i5ive's business, results of operations and financial condition.

     Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on i5ive's business, results of operations and financial condition. There can be no assurance that any legislation will not be enacted in the future that could expose i5ive to substantial liability. Legislation could also dampen the growth in the use of the Web generally and decrease the acceptance of the Web as a communications and commercial medium, and could, thereby, have a material adverse effect on i5ive's business, results of operations and financial condition. It is also possible that i5ive's use of "cookies" to track demographic information and user preferences and to target advertising may become subject to laws limiting or prohibiting their use. A "cookie" is a bit of information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge. A user is generally able to remove cookies. Germany, for example, has imposed laws limiting the use of cookies, and a number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. Limitations on or elimination of i5ive's use of cookies could limit the effectiveness of i5ive's targeting of advertisements, which could have a material adverse effect on i5ive's business, results of operations and financial condition. In addition, a number of legislative proposals have been made at the U.S. and Canadian federal, state, provincial and local level that would impose additional taxes on the sale of goods and services over the Internet and certain jurisdictions have taken measures to tax Internet-related activities. Recently, the U.S. Congress has considered a number of versions of legislation which would place a moratorium of a number of years on any new taxation of Internet commerce. There can be no assurance that nay such legislation will be adopted by the U.S. Congress. Moreover, it is likely that, once such moratorium is lifted, some type of U.S. federal and/or state taxes will be imposed upon Internet commerce, and there can be no assurance that such legislation or other attempts at regulating commerce over the Internet will not substantially impair the growth of commerce on the Internet and, as a result, adversely affect i5ive's opportunity to derive financial benefit from such activities. In addition to the foregoing areas of recent legislative activities, several telecommunications carriers are currently seeking to have telecommunications over the Web regulated by the U.S. Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. For example, America's Carriers Telecommunications Association has filed a petition with the FCC for this purpose. In addition, because the growing popularity and use of the Web have burdened the existing telecommunications infrastructure and many areas with high Web use have begun to experience interruptions in phone service, local telephone carriers have petitioned the FCC to regulate ISPs and OSPs in a manner similar to long distance telephone carriers and to impose access fees on the ISPs and OSPs. If either of these petitions is granted, or the relief sought therein is otherwise granted, the costs of communicating on the Web could increase substantially, potentially slowing growth in use of the Web, which could, in turn, decrease demand for i5ive's services or increase i5ive's cost of doing business. Due to the global nature of the Web, it is possible that, although transmissions by i5ive over the Internet originate primarily in British Columbia, Canada, the governments of various states in the United States and foreign countries might attempt to regulate i5ive's transmissions or prosecute i5ive for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that i5ive might not unintentionally violate such laws or that such laws will not be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on i5ive's business, results of operations and financial condition. In addition, as i5ive's services are available over the Internet in multiple foreign countries, provinces, states and other jurisdictions, such jurisdictions may claim that i5ive is required to qualify to do business as a foreign corporation in each such jurisdiction. i5ive is qualified to do business only in British Columbia, and failure by i5ive to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject i5ive to taxes and penalties and could result in the inability of i5ive to enforce contracts in such jurisdictions. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to i5ive's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on i5ive's business, results of operations and financial condition.

LIABILITY FOR INFORMATION RETRIEVED FROM THE WEB; ABSENCE OF LIABILITY INSURANCE

     Because materials may be downloaded by Members and other users of i5ive's Web site and subsequently distributed to others, there is a potential that claims will be made against i5ive for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature, content, publication and distribution of such materials. Such claims have been brought, and sometimes successfully pressed, against OSPs for example, in the past. i5ive has received inquiries from time to time from third parties regarding such matters, all of which have been resolved to date without any payments or other material adverse effect on i5ive. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the overall growth of Internet use. i5ive could also be exposed to liability with respect to the offering of third party content that may be accessible through i5ive's Web site, or through content and materials that may be posted by Members on their personal Web sites or chat rooms, or on-line discussions offered by i5ive. Such claims might include, among others, that by directly or indirectly hosting the personal Web sites of third parties, i5ive is liable for copyright or trademark infringement, or other wrongful actions by such third parties through such Web sites. It is also possible that if any third party content information provided on i5ive's web site contains errors, third parties could make claims against i5ive for losses incurred in reliance on such information. Even to the extent that such claims do not result in liability to i5ive, i5ive could incur significant costs in investigating and defending against such claims. The imposition on i5ive of potential liability for information carried on or disseminated through its systems could require i5ive to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources and limit the attractiveness of i5ive's services to Members and visitors. i5ive also intends to enter into agreements with E-Providers partners and sponsors under which i5ive is intended to be entitled to receive a share of any revenue from the purchase of goods and services through direct links from i5ive's Web site. Such arrangements may expose i5ive to additional legal risks and uncertainties, including potential liabilities to consumers of such products and services by virtue of i5ive's involvement in providing access to such products or services, even if i5ive does not itself provide such products or services.
While i5ive's agreements with these parties are intended to provide that i5ive will be indemnified against such liabilities, there can be no assurance that such indemnification, if available, will be adequate. Currently, i5ive does not carry general liability insurance intended to protect i5ive from any liability arising out of the foregoing. In any event, however, insurance may not cover all potential claims to which i5ive is exposed or may not be adequate to indemnify i5ive for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage would have a material adverse effect on i5ive's business, results of operations and financial condition. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the overall growth of Internet use.

SECURITY RISKS

     There can be no assurance that experienced programmers or "hackers" may not from time to time attempt to penetrate i5ive's network security. To date, none of this activity has occurred. However, in the event any such attempts should occur and be successful, such a penetration may have a material adverse effect on i5ive's business, results of operations or financial condition. A party who is able to penetrate i5ive's network security could misappropriate proprietary information or cause interruptions in i5ive's Web site. In addition, in offering certain payment services, i5ive could become increasingly reliant on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. i5ive may be required to expend significant capital and resources to protect against the threat of such security, encryption and authentication technology breaches or to alleviate problems cause by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. Security breaches or the inadvertent transmission of computer viruses could expose i5ive to a risk of loss or litigation and possible liability. There can be no assurance that contractual provisions attempting to limit i5ive's liability in such areas will be successful or enforceable, or that other parties will accept such contractual provisions as part of i5ive's agreements, which could have a material adverse effect on i5ive's business, results of operations and financial condition.

RELIANCE ON INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     i5ive regards its technology as proprietary and attempts to protect it by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. i5ive currently has no patents or patents pending and does not anticipate that patents will become a significant part of i5ive's intellectual property in the foreseeable future. i5ive also generally enters into confidentiality or license agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information.
Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use i5ive's proprietary information without authorization or to develop similar technology independently. i5ive pursues the registration of its trademarks and service marks in the United States and Canada and internationally, and intends to apply for the registration in the United States and Canada for a number of its service marks There can be no assurance that such registration will be granted or, if granted, that i5ive will derive any material commercial benefit from such registration. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which i5ive's services are distributed or made available through the Internet, and policing unauthorized use of i5ive's proprietary information is difficult. Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving, and no assurance can be given as to the future viability or value of any proprietary rights of i5ive or other companies within this market. There can be no assurance that the steps taken by i5ive will prevent misappropriation or infringement of its proprietary information. Any such infringement or misappropriation, should it occur, could have a material adverse effect on i5ive's business, results of operations and financial condition. In addition, litigation may be necessary in the future to enforce i5ive's intellectual property rights, to protect i5ive's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation might result in substantial costs and diversion of resources and management attention and could have a material adverse effect on i5ive's business, results of operations and financial condition and i5ive may not have available the resources necessary to pursue such litigation. Furthermore, there can be no assurance that i5ive's business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against i5ive. It can be expected that i5ive will be subjected to claims in the ordinary course of its business, including claims of alleged infringement of the trademarks, service marks and other intellectual property rights of third parties by i5ive and the content generated by its Members. Although such claims have not occurred to date, such claims and any resultant litigation, should it occur, might subject i5ive to significant liability for damages and might result in invalidation of i5ive's proprietary rights and even if not meritorious, could be time consuming and expensive to defend and could result in the diversion of management time and attention, any of which might have a material adverse effect on i5ive's business, results of operations and financial condition.
i5ive currently licenses from third parties certain technologies incorporated into i5ive's Web site. As i5ive continues to introduce new services that incorporate new technologies, it may be required to license additional technology from others. There can be no assurance that these third party technology licenses will continue to be available to i5ive on commercially reasonable terms, if at all. The inability of i5ive to obtain any of these technology licenses could result in delays or reductions in the introduction of new services or could adversely affect the performance of its existing services until equivalent technology could be identified, licensed and integrated.

DEPENDENCE ON CONTINUED GROWTH IN THE USE OF THE INTERNET; DEPENDENCE ON WEB INFRASTRUCTURE

     i5ive's future success is substantially dependent upon continued growth in the use of the Internet and the Web in order to support e-commerce development on i5ive's Web site and in the acceptance and volume of e-commerce transactions on the Internet. There can be no assurance that the number of Internet users will continue to grow or that e-commerce over the Internet will become more widespread. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty. i5ive cannot predict the extent to which consumers will be willing to shift their purchasing habits from traditional retailers to online retailers. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including lack of acceptable security technologies, lack of access and ease of use, congestion of traffic, inconsistent quality of service and lack of availability of cost-effective, high-speed service, potentially inadequate development of the necessary infrastructure, excessive governmental regulation, uncertainty regarding intellectual property ownership or timely development and commercialization of performance improvements, including high-speed modems. The success of i5ive's Web site will depend in large part upon the continued development of a Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, and timely development of complementary products, such as high-speed modems for providing reliable Web access and services. Because global e-commerce and online exchange of information on the Web and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Web will support increasing use or will prove to be a viable commercial marketplace. The Web has experienced, and is expected to continue to experience, significant growth in the number of users and the amount of content. To the extent that the Web continues to experience increased numbers of users, frequency of use or increased band width requirements of users, there can be no assurance that the Web infrastructure will continue to be able to support the demands placed on it by this continued growth or that the performance or reliability of the Web will not be adversely affected by this continued growth. In addition, the Web could lose its viability or effectiveness due to delays and the development or adoption of new standards and protocols to handle increased levels of activities or due to increased government regulation. There can be no assurance that the infrastructure or complementary products or services necessary to make the Web a viable commercial marketplace will be developed, or, if they are developed, that the Web will achieve broad acceptance. If the necessary infrastructure standards, protocols, or complementary products, services or facilities are not developed, or if the Web does not become a viable commercial marketplace, i5ive's business, results of operations and financial condition will be materially and adversely affected. Even if such infrastructure, standards or protocols or complementary products, services, or facilities are developed and the Web becomes a viable commercial marketplace, there can be no assurance that i5ive will not be required to incur substantial expenditures in order to adapt its services to changing Web technologies, which could have a material adverse effect on i5ive's business, results of operations and financial condition.

SALES TAX COLLECTION

One or more states, provinces or countries may seek to impose sales tax collection obligations on out-of-state or out-of-province or foreign companies such as i5ive which engage in online commerce. Any new operation or facilities in the United States or Canada or elsewhere could subject shipments into such states or provinces to state or provincial or foreign sales taxes. A successful assertion by one or more states or provinces or any foreign country that i5ive should collect sales or other similar taxes on the sale of merchandise could have a material adverse effect on i5ive's business, prospects, financial condition and results of operations.

CONTROL BY DIRECTORS, EXECUTIVE OFFICERS, NORTHFIELD CAPITAL CORPORATION AND 284085 B.C. LTD.

     Upon completion of the Transaction, the Company's three Directors and Northfield Capital Corporation, and their respective affiliates will, in the aggregate, beneficially own approximately 55.8% of the outstanding Common Stock. As a result, these stockholders will possess significant influence over the Company, giving them the ability, among other things, to elect a majority of the Company's Board of Directors and approve significant corporate transactions. Such share ownership and control may also have the effect of delaying or preventing a change in control of the Company, impeding a merger, consolidation, takeover or other business combination involving the Company, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company which could have a material adverse effect on the market price of the Company's Common Stock.

YEAR 2000 COMPLIANCE

     i5ive is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "Year 2000 Problem" is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or fail. i5ive is in the process of working with its software vendors to ensure that the software that i5ive has licensed from third parties will operate properly in the year 2000 and beyond. In addition, i5ive is working with its external suppliers and service providers to ensure that they and their systems will be able to support i5ive's needs and, where necessary, inter-operate with i5ive's server and networking hardware and software infrastructure in preparation for the year 2000. Management does not anticipate that i5ive will incur significant operating expenses or be required to invest heavily in computer systems improvements to be year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance. Any year 2000 compliance problems of either i5ive, its customers or vendors would have a material adverse effect on i5ive's business, results of operations and financial condition.

NO ACTIVE PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE.

     Prior to the closing of the Company's transaction with i5ive, there has been no active public market for its Common Stock. There can be no assurance that an active trading market for the Common Stock will develop or be sustained following the closing of the transaction or that the market price of the Common Stock will not decline below any price that may develop initially after the closing of the transaction. The market price may bear no relationship to the revenues, earnings, assets or potential of the Company or i5ive and may not be indicative of future business performance of the Company. The trading price of the Company's Common Stock could be subject to wide fluctuations in response to variations in the Company's quarterly results of operations, the gain or loss of significant strategic relationships, unanticipated delays in the development of the Company, changes in earnings estimates by analysts, announcements of technological innovations or new solutions by the Company or its competitors, general conditions in the technology and Internet sectors and in Internet-related industries, other matters discussed elsewhere in this Current Report and other events or factors, many of which are beyond the Company's control. In addition, the stock market in general and the technology and Internet sectors in particular have experienced extreme price and volume fluctuations which have affected the market price for many companies in industries similar or related to that of the Company and which have been unrelated to the operating performance of these companies. These market fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such companies. Such litigation, if instituted, and irrespective of the outcome of such litigation, could result in substantial costs and a diversion of management's attention and resources and have a material adverse effect on the Company's business, results of operations and financial condition.


SHARES ELIGIBLE FOR FUTURE SALE

     Sales of significant amounts of Common Stock in the public market after the Transaction or the perception that such sales will or could occur could materially and adversely affect the market price of the Common Stock or the future ability of the

Company to raise capital through an offering of its equity securities. After the closing of the Transaction, the Company has 10,061,244 shares of common stock outstanding. Of such shares, 5,610,340 shares are held by Directors of the Company and Northfield Capital Corporation, 2,500,000 shares are held by Benitz & Partners Limited, and 210,262 shares are held by a corporation with which two of the Company's former directors are affiliated. The 3,405,622 shares held by Northfield Capital Corporation and 284085 B.C. Ltd. are "restricted securities" as such term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. The remaining 1,740,642 shares are freely transferable under U.S. Federal securities laws. The shares held by Benitz & Partners Limited and the corporation affiliated with the Company's former directors are "restricted securities". The shares held by Benitz & Partners Limited are saleable pursuant to the provisions of Rule 144 through December 12, 1999 and thereafter, those shares are freely saleable pursuant to the provisions of Rule 144(k) under the Securities Act. The shares held by the corporation affiliated with the Company's former Directors are freely saleable after 90 days after December 10, 1998 pursuant to the provisions of Rule 144(k).

     The Company intends to file as promptly as practicable, a Form S-8 registration statement under the Securities Act to register all shares of Common Stock issuable pursuant to outstanding options and all shares of Common Stock reserved for issuance under the Company's 1998 Stock Incentive Plan. Such registration statements are expected to become effective immediately upon filing, and shares covered by those registration statements will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates. As of December 8, 1998, there were outstanding options to purchase up to 333,110 shares of Common Stock, of which options to purchase 278,208 shares will become vested and immediately exercisable at a price of $1.50 per share on December 4, 1999, provided the stockholders of the Company have approved the adoption of the Plan no later than December 3, 1999. The remaining options to purchase 54,902 shares vest on December 4, 2000.

                            PRICE RANGE OF COMMON STOCK

     Through March 27, 1997, the Company's Common Stock was listed on The Toronto Stock Exchange, at which time it was suspended due to the Company's financial condition. The shares were subsequently delisted on September 23, 1997 at the Company's request. Subsequent to March 26, 1997, the Company's Common Stock was not quoted or traded on any organized trading system. The following represents high and low closing sale prices by quarter as reported by The Toronto Stock Exchange for each of the calendar quarters of 1996 and the first calendar quarter of 1997, through March 27, 1997. The following high and low closing sale prices have been adjusted to reflect a one-for-six reverse stock split effected on November 25, 1998.


        YEAR            QUARTER           HIGH             LOW
                                         (IN CANADIAN DOLLARS)
        --------------------------------------------------------
           1996      First                $2.04          $1.14
                     Second               $3.00          $1.50
                     Third                $1.68          $1.08
                     Fourth               $1.62          $0.96

           1997      First (through       $1.80          $1.08
                       March 26)


           As of December 10, 1998, there were 10,061,244 shares of the Company's Common Stock issued and outstanding which were owned by approximately 200 holders of record. On that date there were no quoted prices for the Company's Common Stock on any reorganized securities market.

           The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future, but intends to retain future earnings for reinvestment in its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors.

                                 CAPITALIZATION


           The following table sets forth the cash and cash equivalents and the capitalization of the Company at September 30, 1998, on a historical basis and on a pro forma basis giving effect to the Transaction as if it had occurred on September 30, 1998. The table also gives effect to a working capital loan to the Company of $65,000 received subsequent to September 30, 1998, which sum was loaned to i5ive. The historical data should be read in conjunction with the historical financial statements of the Company contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 and it Quarterly Report on Form 10-QSB for the nine months ended September 30, 1998. The pro forma data has been prepared on the basis described in the Pro Forma Combined Condensed Financial Statements included elsewhere herein.



                                                    AS OF SEPTEMBER 30, 1998
                                               ---------------------------------
                                                   HISTORICAL     PRO FORMA
CASH AND CASH EQUIVALENTS                      ---------------------------------
--------------------------------------

Accounts payable                                     $36,444        $58,234
Loan payable                                          $-0-          $65,000
Due to shareholders and affiliated companies (1)      $-0-          $88,518
     TOTAL LIABILITIES                               $36,444       $211,752

Stockholders' Equity
Common Stock, $.001 par value,
30,000,000 shares authorized;
3,892,831 shares issued and
outstanding on an historical
basis and 10,061,244 shares
issued and outstanding on a
proforma basis (2) (3)                               $39,934        $40,502
Additional Paid-In Capital                       $15,895,073    $16,366,347
Accumulated Deficit                             $(15,970,419)  $(16,526,528)
     TOTAL STOCKHOLDERS' DEFICIT                    $(35,412)     $(119,679)

     TOTAL LIABILITIES AND
        STOCKHOLDERS DEFICIT                          $1,032        $92,073


___________________
(1) Subsequent to September 30, 1998 through November 30, 1998 an additional $32,227 was advanced which remains outstanding.
(2) After reflecting a one-for-six reverse stock split effected November 25, 1998.
(3) Excludes 1,200,000 shares reserved, subject to shareholder approval of adoption of the Plan, under the Company's 1998 Stock Incentive Plan with respect to which options to purchase 333,110 shares have been granted exercisable, commencing December 3, 1999, at $1.50 per share.

                   I5IVE'S MANAGEMENT DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis of the financial condition and results of operations of i5ive should be read in conjunction with, and is qualified in its entirety by, the more detailed information including i5ive's Financial Statements and the Notes thereto included elsewhere in this Current Report. This Current Report contains forward-looking statements that involve risks and uncertainties. i5ive's actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this Current Report.


OVERVIEW

     i5ive is an Internet company engaged in the creation, operation and maintenance of a World Wide Web based community, known as Suite101.com, for Internet users to express themselves, share ideas, interests and expertise, and publish content accessible to other users with common interests. i5ive's community includes its visitors and Members who are Internet users and Contributing Editors who create their own personal Web sites organized topically into twelve major Communities of Interest. i5ive believes that user affinity to the Web occurs when users relate personally to their online experience, and the more users are active in the creation of that experience, the more personal the experience becomes. By establishing a free service enabling Internet users to create their own Web sites in Communities of Interest, i5ive further believes that the users will in turn write about their experiences and offer their knowledge to other Internet users as a means to find the best content and information on the Internet - quickly and easily. These Communities of Interest provide the context and tools for Web users to publish content, to communicate with other users, and to access a centralized and easy-to-navigate destination for the Best of the Web content. This process enhances the Member's experience by allowing them to express themselves, share ideas, interests and expertise and to publish content accessible to other Members and visitors with common interests.

     i5ive was incorporated in April 1996. From inception through September 30,1998, i5ive had revenues of $30,293 and its operating activities related primarily to the development of the necessary computer infrastructure, recruiting personnel, raising capital and initial planning and development of the i5ive site and operations.

     i5ive intends to realize revenue by sharing in the proceeds of e-commerce transactions. The marketing effort is expected to be a collaborative effort: i5ive, its Members and its E-Providers. i5ive's marketing plan is founded on the Member's consent, i5ive's role as custodian of the Members privacy and the E-Provider's commitment to deliver competitive, quality goods and services on time. i5ive currently intends to limit its involvement to facilitating the introduction of the buyer to the seller, the seller to the buyer. As custodian of the Members demographics, psychographics and the Member's annual "Wish" list, i5ive will offer its E-Providers a unique opportunity to market one-to-one to a very loyal and
focused community.   Unlike traditional marketing campaigns, which typically
use print (newspapers, magazines and direct mail) or the electronic media (radio and television), i5ive's campaigns will direct marketing material to the Member's "Home Page" or personal Web site, significantly reducing the cost of reaching the consumer. The interactive nature of the Web and the ability to display attractive graphics and to facilitate Members "clicking" through directly to the E-Providers site, will enable i5ive to present such offerings 24 hours a day 7 days a week in a complete, dynamic and timely manner. The Internet's interactive properties and i5ive's dynamic software are believed by management to be compelling reasons why consenting Members and E-Providers will utilize i5ive's marketing program. Products and services can be marketed and the transaction can be completed on the Web-site quickly and easily. This capability offers i5ive's Members electronic one-stop-shopping and i5ive's E-Providers one-to-one contact with the consumer, i5ive's Member.

     As i5ive grows, its operating expenses will increase in connection with its visitor and Member generation, brand marketing and E-Providers promotional efforts, its increased funding of site development, technology and operating infrastructure, and the increased general and administrative staff needed to support i5ive's growth. i5ive anticipates that it will incur net losses for the foreseeable future. The extent of these losses will be contingent, in part, on the amount and rates of growth in i5ive's net revenue from electronic commerce (e-commerce) and advertising. i5ive expects its operating expenses to increase significantly, especially in the areas of sales and marketing and brand promotion. i5ive believes that period-to-period comparisons of its Member recruitment results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. There can be no assurance that i5ive's operating losses will not increase in the future or that i5ive will ever achieve or sustain profitability. See "Risk Factors--Limited Operating History; Anticipated Losses; No Assurance Of Profitability."

     To date, i5ive has entered into a limited number of license arrangements and strategic alliances in order to build its communities, provide community-specific content, generate additional traffic, and increase membership.

     The Company intends to continue to increase reach and membership and to seek additional strategic alliances with content and distribution partners, including alliances that create co-branded sites through which i5ive markets its services.


STATEMENTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

     During the nine months ended September 30, 1998, i5ive's total revenues were $20,693 compared with total revenues of $8,233 during the corresponding period in 1997. The increase was primarily attributable to an increase of $13,364 in software licensing revenues in 1998.

     Expenses increased during the nine months ended September 30, 1998 to $237,795 from $179,100 during the nine months ended September 30, 1997. The increase was the result of an increase of $58,143 in selling, general and administrative expenses resulting from increased Contributing Editor recruitment. I5ive pays each of its Contributing Editors between $10 and $25 per month.

     The net loss for the nine months ended September 30, 1998 was $217,102 compared with a net loss of $170,867 during the 1997 period.

YEAR ENDED DECEMBER 31, 1997 AND 1996

     During the year ended December 31, 1997, i5ive's total revenues were $10,374 compared with total revenues of $4,796 during the year ended December 31, 1996. The increase was primarily attributable to an increase of $3,324 in software licensing revenues in 1998 and an increase of $1,475 in non-contract service revenues.

     Expenses increased during the year ended December 31, 1997 to $258,255 from $140,479 during the year ended December 31, 1996. The increase was the result of an increase in payment of wages and benefits, payments to editors and other expenses resulting from increased Contributing Editor recruitment.
     The net loss for the year ended December 31, 1997 was $247,881 compared with a net loss of $135,683 during 1997.

LIQUIDITY AND CAPITAL RESOURCES

     The report of i5ive's independent auditors on their audit of i5ive's financial statements as of December 31, 1997 contains an explanatory paragraph that describes the uncertainty as to the ability of i5ive to continue as a going concern due to i5ive's lack of sufficient cash to meet its projected operating needs for the next 12 months. At present, the Company does not currently have available to it the funds necessary to meet i5ive's anticipated capital needs. However, the Company currently anticipates that the net proceeds of approximately $3.0 million from a proposed private placement of its securities intended to be completed during the first quarter of 1999 together with available funds, will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the next 12 months. The Company may need to raise additional funds in order to fund more aggressive promotions and more rapid expansion, to develop newer or enhanced services, to respond to competitive pressures or to acquire complementary businesses, technologies or services. There can be no assurance that any additional financing, including the funds intended to be raised in the private placement, will be available on terms favorable to the Company, or at all. If adequate funds are not available or not available on acceptable terms, the Company may not be able to fund its expansion, promote its e-commerce as the Company desires, or, develop or enhance services or respond to competitive pressures. Any such inability could have a material adverse effect on the Company's business, results of operations and financial condition. Additional funds raised through the issuance of equity or convertible debt securities, will result in reducing the percentage ownership of the stockholders of the Company and, stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the rights of the Company's Common Stock.

     As a result of i5ive's limited operating history, i5ive has limited meaningful historical financial data upon which to base planned operating expenses. Accordingly, i5ive's anticipated expense levels in the future are based in part on its expectations as to future revenue from proposed e-commerce revenue-sharing arrangements, and anticipated growth in visitor traffic and membership and will become, to a large extent, fixed. Revenues and operating results generally will depend on the volume of, timing of and ability to complete transactions, which are difficult to forecast. In addition, there can be no assurance that i5ive will be able to accurately predict its net revenue, particularly in light of the intense competition for the sale of products and services on the Web, revenue-sharing opportunities, i5ive's limited operating history and the uncertainty as to the broad acceptance of the Web as an e-commerce medium. i5ive may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall or other unanticipated changes in the e-commerce industry. Any failure by i5ive to accurately make such predictions would have a material adverse effect on i5ive's business, results of operations and financial condition.

     The Company may need to raise additional funds in the future in order to fund its anticipated expense levels, more aggressive promotions and more rapid expansion, to develop newer or enhanced services, to respond to competitive pressures or to acquire complementary technologies or services. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the rights of the Company's Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or not available on acceptable terms, the Company may not be able to fund its expansion, promote itself as the Company desires, take advantage of unanticipated acquisition opportunities, develop or enhance services or respond to competitive pressures. Any such inability could have a material adverse effect on the Company's business, results of operations and financial condition.

     From its inception in April 1996 through June 30, 1998 Northfield Capital Corporation and 284085 B.C. Ltd. advanced to i5ive the sums of $270,156 and $197,098 used for general corporate purposes and working capital. Such amounts accrued interest at the rate of 6.5% per annum. At the closing of the sale of the i5ive shares to the Company, Northfield Capital Corporation and 284085 B.C. Ltd. converted these advances and accrued interest into an aggregate of 414,975 and 302,753 shares, respectively, of i5ive. Such shares of i5ive were exchanged for 1,969,057 and 1,436,565 shares, respectively, of the Company's Common Stock or an effective purchase price, based on the amounts advanced by such persons through June 30, 1998, of approximately $0.14 per share of the Company's Common Stock.

     Subsequent to June 30, 1998, Northfield Capital Corporation and 284085 B.C. Ltd advanced or incurred additional liabilities on behalf of i5ive aggregating $92,721 through November 30, 1998. Such amounts are intended to be repaid out of the proposed private sale of the Company's securities intended to be completed in the first quarter of 1999.

                                 BUSINESS OF I5IVE

     i5ive's objective is to be a major Member-content created online community for people on the Web. i5ive's strategies to achieve this objective include:

     FOCUS ON MEMBERSHIP GROWTH AND AFFINITY. i5ive intends to seek to increase the number of its Members and concentrate on Member affinity to become a leading community of personal Web sites. i5ive intends to seek to grow its Membership base by: (i) continuing to attract an increasing amount of visitor traffic to Suite101.com through its free Best of Web guide service. The Suite101.com Best of Web guide facilitates and attracts a constant flow of new Internet visitors to the Web site. This, in turn, i5ive believes, will generate membership growth; (ii) introducing additional classes of Memberships that appeal to a broader range of Internet users; (iii) offering easier-to-use Web page publishing tools allowing Members to easily create and enhance personal Web sites; (iv) promoting its site as a destination point on the Web by seeking to establish distribution alliances with strategic partners; and (v) launching brand name promotional campaigns to drive both growth in Membership and traffic to its Members' personal Web sites. In addition, i5ive intends to introduce more valued-added Member services and strengthen and expand the number of affinity programs offered by i5ive. i5ive believes that its focus on the needs of its Members and enhancing their experience within the Suite 101.com community will produce continued growth in, and foster loyalty among its Membership base. i5ive believes that a large and growing base of committed Members organized on a contextual basis provides potential E-Providers with an attractive market to target promotion of their products and services, thereby creating marketing and e-commerce revenue opportunities for i5ive.

     BUILD THE SUITE101.COM IDENTITY. Historically, i5ive's growth has been primarily by word of mouth and the informal promotional efforts of its Members. i5ive currently intends to promote awareness of the Suite101.com identity through a variety of means, which may include traditional media, including print, radio, billboard and television. In addition, i5ive intends to pursue a variety of distribution arrangements to increase its reach on the Internet and introduce a number of Suite101.com identity awareness programs on its Web site to leverage its Membership base and visitor traffic. i5ive believes that a well recognized Suite101.com identity will be attractive to potential E-Providers.

     CONTINUE TO ENHANCE SITE FUNCTIONALITY AND PERFORMANCE. i5ive believes continually providing Members and visitors with greater functionality and performance is critical to its continued leadership. i5ive introduced a new user interface in November 1998, which offers substantially improved presentation of Member-generated content in an intuitive topical format and has been well received by i5ive's Members and visitors. I5ive also intends, as funds are available, to continue to upgrade and expand its server and networking infrastructure, improving its ability to provide fast and reliable access. i5ive will also continue to provide its Members with enhanced Web page publishing and communication tools to enhance the community experience. i5ive believes that continually enhancing site functionality and performance foster Member and visitor growth and affinity to the community, thereby providing i5ive with an attractive platform for e-commerce.

     ESTABLISH NEW STRATEGIC ALLIANCES. i5ive intends to seek to establish strategic relationships intended to increase traffic and Memberships of both partners.

     BUILD MULTIPLE E-COMMERCE STREAMS. i5ive believes that its Web community will offer a scalable business platform from which i5ive plans to generate revenue from multiple e-commerce sources. i5ive intends to achieve its revenue objectives by: (i) obtaining marketing revenues through expansion of its Member base, being able to target its marketing efforts to demographically distinct groups, increasing its page views, establishing and investing in improving ad serving and ad targeting technology; (ii) develop revenue-sharing E-Provider relationships with third-party content providers, and; (iii) provide a means for small and home business owners to leverage the reach of the Internet through an e-commercial presence within i5ive's community.

     MEMBERSHIP ON SUITE101.COM. Suite101.com offers Members a diverse range of communities with whom to interact. i5ive also promotes active Member participation through its Member-focused editorial philosophy - Web pages created and maintained by contributing their talents and ideas, meeting and interacting with others with similar interests and creating their own "home on the Web." Supporting the editorial efforts of its Members are approximately 450 Contributing Editors. As well as being involved in Suite101.com's community organization, content management and community interaction, Contributing Editors endeavor to lead Suite101.com Members and the Internet community at large to the best content on the Internet by writing weekly/bi-weekly/monthly articles, maintaining a Best of Web list (links to topic related information on the Internet) and hosting topical discussions in their subject area. i5ive provides links to the Suite101.com Best of the Web Guidepowerful Web page publishing tools, Member support, high-speed, high-quality site performance and chat and on-line discussion services, all free of charge. i5ive emphasizes a sense of responsibility among community Members by leveraging the characteristics of the Web that users find most attractive - connection, expression, communication, entertainment and utility.

     HOW MEMBERS JOIN. Suite101.com's 12 Communities of Interest are based on familiar themes and provide Web users with a place to connect on the Internet. Each Member is able to participate in the community that most closely matches his or her interests. For example, Purebred Dogs, California Gardening or Children's Health. To join Suite 101.com, Members fill out an application and commence interacting or publishing content on the site. Members agree to abide by the community guidelines and Terms of Involvement.

     PARTICIPATING IN THE SUITE 101.COM COMMUNITY. After joining, Members are encouraged to become active in the community. Members can interact with visitors and other Members, support community building initiatives, and participate in discussions and chat sessions. i5ive believes that Member participation is the key to a successful online community. Furthermore, i5ive believes that Member participation is directly related to community loyalty which in turn, i5ive believes, will facilitate a greater quantity and higher quality of Member generated content. Members seeking greater involvement apply to become Contributing Editors. Contributing Editors are Internet guides who have a passion for a particular topic and want to share their enthusiasm and knowledge with other Suite101.com Members and the Internet community at large by writing weekly/bi-weekly/monthly articles, maintaining a Best of Web list (links to topic related information on the Internet) and hosting topical discussions in their subject area. In addition, Contributing Editors coordinate community activities, interface with i5ive's in-house editorial staff and work to foster core community values. Managing Editors manage their respective Contributing Editor teams, recruit new Contributing Editors and support their communities. i5ive intends to introduce additional community leadership positions in the future to increase levels of community participation.

     HOW TO SURF THE SUITE101.COM COMMUNITY. i5ive believes that it provides users surfing the Web with a comprehensive, high-quality concentration of personal Web sites on the Internet. i5ive strives to improve its site for such users by upgrading the look and feel of its Web site to provide easier navigation of and to direct greater levels of traffic to Members' Web sites. In November 1998, i5ive introduced its new user interface designed to be easier to use and highly intuitive. The new user interface presents the Suite101.com Web site to visitors in a topical format to facilitate the aggregation of categories. This format allows easier and more intuitive access to contact on the Suite101.com Web site and enhances the integration of Members' content with i5ive's chat, and on-line services.

INFRASTRUCTURE AND OPERATIONS
     i5ive has developed a software system that is built on Microsoft Internet Information Server, Allaire's Cold Fusion Application Server and Microsoft SQL Server and is designed to be reliable and responsive. i5ive's architecture is designed to scale across multiple application servers to handle a continually growing load. i5ive provides its editors and visitors with a robust content platform that can support a virtually unlimited number of pages.

      i5ive provides an efficient, responsive user experience through network servers housed in Vancouver, British Columbia. Member-generated content is stored in a SQL Server database that is backed up daily with a weekly backup taken off site weekly. i5ive will continue to upgrade and expand its server and networking infrastructure in an effort to improve its fast and reliable access to i5ive's community web site.

     Site connectivity to the Internet is provided via a shared T-1 provided on a 24-hour per day, seven days per week basis by Pro.Net Communications inc. Any interruption in the service that Pro.Net receives from other providers, or any failure of Pro.Net to handle higher volumes of Internet users to the Suite101.com site could have a material adverse effect on i5ive's business, results of operations and financial condition.



E-COMMERCE AND ADVERTISING

     The growing adoption of the Web represents a significant opportunity for businesses to conduct commerce over the Internet. According to IDC, transactions on the Internet are expected to increase from approximately $12 billion in 1997 to approximately $426 billion in 2002, with the number of users that are buyers of products and services rising from 26% to 40% in the same period. One factor in this projected growth is the increasing variety of transactions that take place on the Web. Initially, companies focused on facilitating Internet transactions between businesses. More recently, however, a number of companies have targeted business-to-consumer transactions. These companies typically use the Internet to offer standard products and services that can be easily described with graphics and text and that do not necessarily require a physical presence for purchase, such as software, books, music CDs, videocassettes, home loans, airline tickets and online banking and stock trading. The Internet allows these companies to develop one-to-one relationships with customers worldwide without making significant investments in traditional infrastructure such as retail outlets, distribution networks and sales personnel.

     Growth in the Web has also created an important new advertising channel. Tools not available in traditional advertising media, such as real-time measurement of "click through" on advertising banners, further increase the attractiveness of Web advertising by giving advertisers real-time feedback on campaigns. Jupiter Communications projects that the dollar value of advertising on the Web is expected to increase from approximately $940 million in 1997 to approximately $7.7 billion in 2002. To date, businesses and advertisers have typically used traditional navigational sites and professionally-created content sites for the sale and marketing of their products and services online. In addition, online community sites provide more detailed demographic data and self-selected groups of consumers with an affinity for particular products. Advertisers can thus more easily deliver targeted messages in cost-effective manner.


THE GROWTH OF ONLINE COMMUNITIES

     Traditional use of the Web has consisted largely of one-way communications in which users "surf" and view different Web sites containing professionally created content on topics of general interest such as news, sports and weather. Internet search engines and navigational sites serve a valuable function for users seeking to browse the Internet and locate Web sites of interest. However, these services are not primarily focused on providing a platform for publishing and aggregating the rapidly increasing volume of personalized content created by users or enabling such users to interact with each other.

     In particular, users who publish Web sites have had limited means of attracting visitors to their sites or interacting with such visitors, and, as a result, there is a growing demand for online community sites where users can publish content and engage in community activities. According to statistics, online community sites have recently been one of the fastest growing sectors of the Web. Statistics published by Media Metrix indicate that the combined reach of the four leading Web communities increased from 32% to 62% from May 1997 to July 1998. Additionally, Web users are increasingly seeking access to unique, personalized content and interaction with others who share similar interests. Online communities provide a medium for such access and interaction.


THE I5IVE SOLUTION
     i5ive plans on using the unique characteristics of the Web to cost-effectively market products and services to its member base. By offering its Members a variety of compelling free services, a focused Communities of Interest and a share in the sale of the i5ive's demographic profile, the Company believes it will acquire and maintain a substantial Membership base of demographically distinct groups. i5ive believes it has developed an innovative online sales channel with low customer acquisition and marketing costs.

     The generation of e-commerce revenues, to be shared by i5ive, its Members and its E-Providers is to be a collaborative one-to-one marketing effort. i5ive's marketing plan is founded on the Members consent, i5ive's role as custodian of the Members privacy and the E-Provider's commitment to deliver competitive, quality goods and services on time. i5ive currently intends to limit its involvement to facilitating the introduction of the buyer to the seller, the seller to the buyer. As custodian of the Members demographics, physchographics and the individual Member's annual "Wish" list, i5ive will offer its E-Providers a unique opportunity to market one-to-one to a very loyal and focused community. Unlike traditional marketing campaigns, which typically use print (newspapers, magazines and direct mail) or electronic broadcasting (radio and television), i5ive's campaigns will use the Member's Personal Home Page or Web site to communicate marketing material, significantly reducing the cost of reaching the consumer. The interactive nature of the Web and the ability to display attractive graphics and to facilitate Members "clicking" through directly to the E-Providers site, will enable i5ive to present such offerings 24 hours a day 7 days a week in a complete, dynamic and timely manner. The Internet's interactive properties and i5ive's dynamic software are believed by management to be compelling reasons why consenting Members and E-Providers will utilize i5ive's marketing program. Products and services can be marketed and the transaction can be completed on the site quickly and easily. This capability offers our Members electronic one-stop-shopping and our E-Providers one-to-one contact with the consumer, our Member.


EMPLOYEES

     As of November 30, 1998, i5ive had six full time employees, including five in operations and development and one in administration. i5ive's future success will depend, in part, on its ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. i5ive's employees are not covered by any collective bargaining agreement, and i5ive has never experienced a work stoppage. i5ive believes its relationship with its employees is good.

FACILITIES

     i5ive's executive offices and computer operations are currently located in Vancouver, British Columbia, Canada in approximately 1,046 square feet of office space. The premises are occupied pursuant to a monthly lease with a non-affiliated person providing for an annual rental of $14,571. Management of i5ive considers these premises adequate for its existing operations.

                                MANAGEMENT OF I5IVE


     The directors and Executive Officers of i5ive and their ages are as follows:

        NAME             AGE                                 EMPLOYMENT HISTORY
--------------------   ------ ------------------------------------------------------------------------------------
Peter L. Bradshaw        64   Mr. Bradshaw, a co-founder of i5ive, has been the Chairman of the Board, chief executive officer and a Director of i5ive since April 1996.  From April 1993 to
                              April 1996, he was a Director of Mobile Data Solutions, Inc. ("MDSI"), including
                              Chairman of the Board from April 1993 to December 1995.  MDSI develops and markets computer aided mobile (wireless) resource management software.  Its shares of common stock are traded on the Nasdaq SmallCap Market.  From May 1998 to August
                              1998, he was Chief Executive Officer and from July 1997 to the present, he has been Chairman of the Board of eDispatch.com Wireless Data, Inc )formerly IStep
                              Mobile Communications, Inc.) ("eDispatch.com"), which also develops and market computer aided mobile (wireless) resource management software.  The shares of common stock of eDispatch.com are listed on the Vancouver Stock Exchange.
                              Commencing in September 1996 through January 1998, he was Director of Unitec
                              International Controls Corp.  Commencing in 1992 through December 1995, he was
                              Chairman of the Board and Chief Executive Officer of TeleSoft Mobile Data, Inc., a
                              venture capital Firm investing in enterprises utilizing wireless data protocol.
                              Mr. Bradshaw has a B.Com. Degree in Commerce and a major in History from the
                              University of British Columbia. Mr. Bradshaw is the father of Julie M. Bradshaw.

        NAME             AGE                                 EMPLOYMENT HISTORY
--------------------   ------ ------------------------------------------------------------------------------------
Julie M. Bradshaw        35   Ms. Bradshaw, a co-founder of i5ive, has been a Director of i5ive since April 1996 and is currently the Managing Director of Real World Relations.  Prior thereto she attended the University of Paris, Sorbonne and the University of British Columbia.
                              In 1992, Ms. Bradshaw earned her B.A. degree from the University of British
                              Columbia with a major in French Literature. Ms. Bradshaw is the daughter of Peter
                              L. Bradshaw.


Sunny H. Hirai           26   Mr. Hirai, a co-founder of i5ive, has been a Director and the Chief Technical
                              Officer of i5ive since April 1996.  Prior thereto, he was, from June 1993 to April
                              1996, the owner of Salt and Pepper Graphix, a graphic design group, and from June
                              1994 to April 1995 he was the head of marketing at Artel Educational Resources.
                              From June 1993 to June 1994, he was engaged in marketing with Sunny Marketing,
                              Inc., a seafood brokerage firm.  Mr. Hirai is a graduate from the British Columbia
                              Institute of Technology, specializing in Small Business: Marketing Management.

    Each of Mr. Bradshaw, Ms. Bradshaw and Mr. Hirai will serve as Directors of the Company until its annual meeting of stockholders in 1999 and the election and qualification of his or her successor.

COMPENSATION OF I5IVE MANAGEMENT

The following sets forth certain information concerning the current compensation of i5ive's Chief Executive Officer and each of the other executive officers of i5ive's (collectively, the "Named Executive Officers").

-----------------------------------------------------------------------------
                                                          Current
                                                   Annual Compensation
Name and Principal Position                 Salary          Bonus     Options
-----------------------------------------------------------------------------
Peter L. Bradshaw
     Chairman of the Board                    $-0-           $-0-         -0-
-----------------------------------------------------------------------------
 Julie M. Bradshaw
     Director of Real World Relations         $-0-           $-0-         -0-
-----------------------------------------------------------------------------
Sunny Hirai
     Chief Technical Officer               $27,344           $-0-         -0-
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

     It is intended that the Company will enter into Employment Agreements
with each of Mr. Bradshaw, Ms. Bradshaw and Mr. Hirai.   Such Employment
Agreements will each have terms of two years, subject to automatic renewal thereafter, unless terminated by either party, for additional terms of one year. The agreements will provide for base salaries of $120,000, $75,000 and $75,000 respectively, subject to increase, plus an annual bonus as may be determined by the Company's Board of Directors. In addition, such persons are intended to be granted options upon execution of the agreements to purchase 100,000, 50,000 and 50,000 shares, respectively, under the Company's 1998 Option Incentive Plan, with provision for the grant of additional options thereafter during the term of the agreements. Each person will also be entitled to participate in all health, retirement and other benefit plans made available by the Company to its officers or employees. The agreements will contain confidentiality provisions prohibiting the employee from disclosing at any time any confidential information regarding the Company and restricting such persons from engaging in activities in competition with the Company for the terms of their employment and for a period of two years thereafter. The agreements will further provide that intellectual property conceived by the employee during the term of employment and relating to the business of the Company remains the exclusive property of the Company. The agreements will provide that if the employment of such person is terminated by death, disability or voluntary resignation, the employee is entitled to severance equal to 18 months salary, bonus and benefits, and if employment is terminated by the Company without cause, the terminated individual will be entitled to severance equal to salary, bonus and benefits for the balance of the contract term or three years, whichever is longer.

THE COMPANY'S 1998 STOCK INCENTIVE PLAN

     In December 1998, the Company adopted the 1998 Stock Incentive Plan (the "Plan"). The Plan was adopted by the Board of Directors of the Company and is subject to approval by the stockholders of the Company within twelve months of the date the Board of Directors adopted the Plan. All options currently outstanding under the Plan are conditioned upon the plan receiving such approval. Under the Plan, 1,200,000 shares of Common Stock have been reserved for issuance on exercise of options granted under the Plan. In no event, however, may any one participant in the Plan receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 150,000 shares of Common Stock in the aggregate per calendar year.

     On the date of the closing of the Transaction with i5ive, outstanding options granted under i5ive's 1998 Stock Incentive Plan were assumed by the Company under the Plan and no further option grants will be made under i5ive's Plan. The assumed options have substantially the same terms, subject to anti-dilution adjustment, as will be in effect for grants made under the Company's Plan.

     The Plan is divided into five separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price equal to not less than the fair market value of the Common Stock on the date of grant, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than their fair market value at the time of issuance or as a bonus tied to the performance of services, (iii) the Salary Investment Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants, (iv) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible, non-employee members of the Board of Directors to purchase shares of Common Stock at an exercise price equal to their fair market value on the grant date and (v) the Director Fee Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow non-employee Board members the opportunity to apply a portion of any annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

     The Discretionary Option Grant Program and the Stock Issuance Program initially will be administered by the Board of Directors. The Board of Directors, as Plan Administrator, will have the discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The Board of Directors will also have the authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years, but the Board of Directors will not exercise any administrative discretion with respect to option grants made under the Salary Investment Option Grant Program or under the Automatic Option Grant Program or Director Fee Option Grant Program for the non-employee Board members. All grants under those three latter programs will be made in strict compliance with the express provisions of each such program.

     The exercise price for the shares of Common Stock subject to option grants made under the Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

     Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock. None of the incorporated options from the Predecessor Plan contain any stock appreciation rights.

     In the event that the Company is acquired by merger or sale of substantially all of its assets or securities possessing more than 50% of the total combined voting power of the Company's outstanding securities, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or otherwise continued in effect will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are assigned to the successor corporation or otherwise continued in effect. The Plan Administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will become exercisable on an accelerated basis for all of the option shares upon (i) an acquisition or other change in control of the Company, whether or not those options are assumed or continued in effect, or (ii) the termination of the optionee's service within a designated period (not to exceed 18 months) following an acquisition or other change in control in which those options are assumed or continued in effect. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The Plan Administrator is also authorized under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in the majority of the Board of Directors of the Company by reason of one or more contested elections for Board membership, with such vesting to occur either at the time of such change in control or upon the subsequent termination of the individual's service within a designated period following such change in control.

     In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employees of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $12,000 nor more than $60,000. If such election is approved by the Plan Administrator, the individual will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will become exercisable for the option shares in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

     Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member at any time after the January 1, 1999, whether by appointment by the Board of Directors or election of the stockholders, will automatically receive an option grant for 50,000 shares as of the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, on the date of each Annual Stockholders Meeting of the Company held after the Plan Effective Date, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 5,000 shares of Common Stock, provided such individual has served on the Board for at least six months. Each automatic grant for the non-employee Board members will have a term of 5 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each initial 51,000-share automatic option grant will vest over a three-year period in successive equal annual installments upon the individual's completion of each year of Board service measured from the option grant date. Each 5,000-share automatic option grant will vest upon the individual's completion of one year of Board service measured from the option grant date. However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while a Board member.

      Should the Director Fee Option Grant Program be activated in the future, each non-employee Board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of Common Stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will become exercisable for the option shares in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

     The shares subject to each option under the Salary Investment Option Grant and Automatic Option Grant and Director Fee Option Grant Programs will immediately vest upon (i) an acquisition of the Company by merger or asset sale, (ii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or (iii) a change in the majority of the Board effected through one or more contested elections for Board membership. Limited stock appreciation rights will automatically be included as part of each grant made under the Automatic Option Grant, Salary Investment Option Grant and Director Fee Option Grant Programs and may be granted to one or more officers of the Company as part of their option grants under the Discretionary Option Grant Program. Options with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the highest price per share of Common Stock paid in connection with the tender offer over
(ii) the exercise price payable for such share.

     The Board of Directors of the Company may amend or modify the Plan at any time, subject to any required stockholder approval. The Plan will terminate on the earliest of (i) 10 years after the Plan Effective Date, (ii) the date on which all shares available for issuance under the Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

     As a consequence of assuming options granted under the i5ive Plan, the Company has outstanding under the Plan options to purchase an aggregate of 333,110 shares of Common Stock at an exercise price of $1.50.

                  CERTAIN TRANSACTIONS WITH I5IVE MANAGEMENT
                          AND PRINCIPAL SHAREHOLDERS

     In April 1996, i5ive issued an aggregate of 100 Class A common shares to Northfield Capital Corporation and 284085 B.C. Ltd. for an aggregate purchase price of $73.

     From its inception in April 1996 through June 30, 1998 Northfield Capital Corporation and 284085 B.C. Ltd. advanced to i5ive the sums of $270,156 and $197,098 used for general corporate purposes and working capital. Such amounts accrued interest at the rate of 6.5% per annum. At the closing of the sale of the i5ive shares to the Company, Northfield Capital Corporation and 284085 B.C. Ltd. converted these advances and accrued interest into an aggregate of 414,975 and 302,753 shares, respectively, of i5ive. Such shares of i5ive were exchanged for 1,969,057 and 1,436,565 shares, respectively, of the Company's Common Stock or an effective purchase price, based on the amounts advanced by such persons through June 30, 1998, of approximately $0.14 per share of the Company's Common Stock.

     Subsequent to June 30, 1998, Northfield Capital Corporation and 284085 B.C. Ltd. advanced or incurred additional liabilities on behalf of i5ive aggregating $92,721 through November 30, 1998. Such amounts are intended to be repaid out of the proposed private sale of the Company's securities intended to be completed in the first quarter of 1999.

                       PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table sets forth, as of November 13, 1998, after reflecting the one-for-six reverse stock split effective November 25, 1998, both before reflecting the completion of the Transaction and on a pro forma basis after reflecting the completion of the Transaction as if the Transaction had been completed on November 13, 1998, information regarding the beneficial ownership of the Company's common stock, by (i) each stockholder known by the Company to be or that will become the beneficial owner of more than 5% of the Company's outstanding shares of capital stock, (ii) each existing Director and each Director to be elected, (iii) the Named Executive Officers, and (iv) all Directors and executive officers of the Company as a group before and after the Transaction. After the closing of the Transaction, the Company will have 10,061,244 shares of common stock outstanding. The following table does not reflect the proposed issuance of up to approximately 1.8 million shares of the Company's common stock in a proposed private offering to occur subsequent to the closing of the Transaction.

                                                                                           Pro Forma
                                                Before Completion of                After Completion of the
                                                   the Transaction                        Transaction
                                           --------------------------------------------------------------------

                                              Number of                            Number of
                                               Shares         Percentage of         Shares        Percentage of
                                            Beneficially       Outstanding       Beneficially      Outstanding
Name and Address of Beneficial Owner(1)       Owned(2)         Common Stock         Owned         Common Stock
---------------------------------------------------------------------------------------------------------------

Brian Bayley (3)                               210,262             3.1%             210,262            2.1%

A. Murray Sinclair, Jr. (3)                    210,262             3.1%             210,262            2.1%

Peter L. Bradshaw                                -0-               -0-            1,436,565(4)        14.3%

Julie M. Bradshaw                                -0-               -0-              807,571            8.0%

Sunny Hirai                                      -0-               -0-            1,122,068           11.2%

Benitz & Partners Limited (5)
94 Mount Street - First Floor
London, England  W1Y 5H5                     5,000,000            75.0%           2,500,000           24.8%

Northfield Capital Corporation
350 Bay Street - Suite 1100
Toronto, Ontario, Canada  M5H 2S6                -0-               -0-            2,244,136           22.3%

284085 B.C. Ltd.
1122 Mainland Street - suite 390
Vancouver, BC, Canada  V6B 5L1                   -0-               -0-            1,436,565           14.3%

All officers and directors as a group
   (3 persons)                                 210,262             3.1%           3,366,204           33.5%

----------------

(1)  Unless otherwise indicated, the address of such person is c/o the Company.
(2) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he or she exercises sole or shared voting or investment power or of which he or she has the right to acquire the beneficial ownership within 60 days following the Record Date.
(3) Consists of 210,262 shares of Common Stock owned by Quest Ventures Ltd. of which Mr. Sinclair is President and Mr. Bayley is a Director and of which each holds 50% of the outstanding capital stock.
(4) Shares held by 284085 B.C. Ltd. of which Mr. Bradshaw is an officer, Director and principal shareholder.
(5) Benitz & Partners Limited is an investment dealer regulated in England by the Securities and Futures Authority and holds the shares as a portfolio manager as an agent for accounts fully managed by it. Benitz & Partners Limited disclaims a beneficial interest in such shares.

                                      GENERAL

     i5ive was organized under the laws of British Columbia on April 9, 1996. Its address is 1122 Mainland Street, Suite 390, Vancouver, British Columbia, Canada V6B 5L1, and its telephone number is (604) 682-1400.

     This Current Report may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of the Company, its directors, or its officers with respect to the future business activities and operating performance of the Company and its acquisition of i5ive. Investors are cautioned that any such forward-looking statements are not guarantees of future business activities or performance and involve risks and uncertainties, and that the Company's future business activities may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the inability of the Company to raise additional capital. Additional important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K.

ITEM 5.   OTHER EVENTS

     Effective November 25, 1998, the Company effected a one-for-six reverse stock split of its outstanding shares of common stock.

     Effective December 4, 1998, the Company changed its corporate name to Suite101.com, Inc.

     The reverse stock split and the change of the Company's corporate name had been authorized by stockholders at a meeting held on July 2, 1998.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS:

     (a)  Financial statements of businesses acquired

     The following financial statements of the business acquired are filed as exhibits hereto:

          Audited financial statements of i5ive communications, inc. as of and for the years ended December 31, 1997 and 1996

          Audited Balance Sheets as of December 31, 1997 and 1996

          Statement of Operations for the years ended December 31, 1997 and 1996

          Statement of Cash Flows for the years ended December 31, 1997 and 1996.

          Notes to Audited Financial Statements

          Unaudited financial statements of i5ive communications, inc. as of and for the nine months ended September 30, 1998.

          Unaudited Balance Sheets as of September 30, 1998 and 1997.

          Unaudited Statement of Operations for the nine month periods ended September 30, 1998 and 1997.

          Unaudited Statement of Cash Flows for the nine month periods ended September 30, 1998 and 1997.

          Notes to Unaudited Financial Statements

     Pro Forma financial information

          Pro Forma Condensed Income Statement for the Year Ended December 31, 1997

          Pro Forma Condensed Income Statement for the Nine Month Period Ended September 30, 1998

          Pro Forma Condensed Balance Sheet - September 30, 1998

     (c)  Exhibits:


     EXHIBIT #   Description of Document

       3.1 Certificate of Amendment filed with the State of Delaware on November 25, 1998

       3.2 Certificate of Amendment filed with the State of Delaware on December 4, 1998

      10.1       Amendment dated November 18, 1998 to Purchase Agreement among
                 Registrant and Northfield Capital Corporation, 284085 B.C. Ltd.
                 and i5ive communications inc.

      10.2       Amendment dated December 1,1998 to Purchase Agreement Among
                 Registrant and Northfield Capital Corporation, 284085 B.C. Ltd.
                 and i5ive Communications inc.

                                      52


      10.3       Amendment dated December 3, 1998 to Purchase Agreement Among
                 Registrant and Northfield Capital Corporation, 284085 B.C. Ltd.
                 and i5ive Communications inc.


      99.1       Press Release dated December 14, 1998

                                      53

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused thus report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         Suite101.com, Inc.



Dated: December 14, 1998            By:  /s/  PETER BRADSHAW
                                         ----------------------------------
                                         Peter Bradshaw, President

                             I5IVE COMMUNICATIONS INC.

                                FINANCIAL STATEMENTS

                      DECEMBER 31, 1997 AND DECEMBER 31, 1996

                            INDEPENDENT AUDITORS' REPORT





To the Board of Directors
i5ive communications inc.


We have audited the accompanying balance sheets of i5ive communications inc. as of December 31, 1997 and December 31, 1996, and the related statements of income and deficit and cash flows for the two years then ended. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of i5ive communications inc. as of December 31, 1997 and December 31, 1996, and the results of their operations and their cash flows for the two years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, and, at the date of this report, has no liquidity resources. The Company's ability to continue as a going concern is dependent upon its ability to raise additional capital or to merge with a revenue producing venture partner. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          N.I. Cameron Inc. (signed)

VANCOUVER, B.C.                                 CHARTERED ACCOUNTANTS
November 18, 1998
                             I5IVE COMMUNICATIONS INC.
                                   BALANCE SHEET
                      DECEMBER 31, 1997 AND DECEMBER 31, 1996
                                   (U.S. DOLLARS)


                                                       1997           1996
                                                    ---------      ---------
                                    ASSETS
CURRENT ASSETS
   Cash                                             $      -       $  11,628
   Accounts receivable (Note 3)                         7,177          9,233
                                                    ---------      ---------
                                                        7,177         20,861
PROPERTY, PLANT AND EQUIPMENT,
   at cost (Notes 2 and 3)
   Computer equipment                                  42,612         24,968
   Furniture and fixtures                                 740              -
   Leasehold improvements                              17,727         16,287
                                                    ---------      ---------
                                                       61,079         41,255
   Less: accumulated amortization                      17,485          5,374
                                                    ---------      ---------
                                                       43,594         35,881
                                                    ---------      ---------
TOTAL ASSETS                                        $  50,771      $  56,742
                                                    ----------     ---------
                                                    ----------     ---------

           LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
   Checks written in excess of funds on deposit     $   1,578      $       -
   Accounts payable                                    14,528         10,825
                                                    ---------      ---------
                                                       16,106         10,825
DUE TO SHAREHOLDERS (Note 3)                          335,203        142,201
DUE TO AFFILIATED COMPANIES (Note 4)                   69,606         38,633
                                                    ---------      ---------
TOTAL LIABILITIES                                     420,915        191,659
                                                    ---------      ---------

CAPITAL STOCK
   Authorized:
          100 Class A common shares with a par
            value of $1 Cdn each
          49,900 Class B preferred shares with a
            par value of $1 Cdn each
   Issued:
          100 Class A common shares                        73             73

DEFICIT                                              (383,564)      (135,683)

EQUITY ADJUSTMENT FROM FOREIGN
   CURRENCY TRANSLATION (Note 8)                       13,347            693
                                                    ---------      ---------
TOTAL STOCKHOLDERS' DEFICIT                          (370,144)      (134,917)
                                                     --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT         $  50,771      $  56,742
                                                    ---------      ---------
                                                    ---------      ---------


     The accompanying notes are an integral part of these financial statements.

                             I5IVE COMMUNICATIONS INC.
                          STATEMENT OF INCOME AND DEFICIT
            FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996
                                   (U.S. DOLLARS)



                                                       1997           1996
                                                    ---------      ---------
                                                                    (Note 1)
REVENUE
   Software licensing                               $   6,751      $   3,427
   Other                                                3,623          1,369
                                                    ---------      ---------
                                                       10,374          4,796
                                                    ---------      ---------

EXPENSES
   Selling, general and administrative expenses       245,556        135,077
   Amortization                                        12,699          5,402
                                                    ---------      ---------
                                                      258,255        140,479
                                                    ---------      ---------
NET LOSS FOR THE YEAR                                (247,881)      (135,683)

DEFICIT AT BEGINNING OF THE YEAR                     (135,683)             -
                                                    ---------      ---------
DEFICIT AT END OF THE YEAR                          $(383,564)     $(135,683)
                                                    ---------      ---------
                                                    ---------      ---------


     The accompanying notes are an integral part of these financial statements.

                             I5IVE COMMUNICATIONS INC.
                              STATEMENT OF CASH FLOWS
            FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996
                                   (U.S. DOLLARS)

                                                                 1997           1996
                                                              ----------     ----------
                                                                               (Note 1)
Cash flows provided by (used in) operating activities:
   Net loss                                                   $(247,881)     $(135,683)
   Adjustment to reconcile net loss to net cash
     used in operating activities
     Amortization                                                12,699          5,402
                                                              ----------     ----------
                                                               (235,182)      (130,281)
   Changes in operating assets and liabilities
     Accounts receivable                                          1,745         (9,281)
     Accounts payable                                             4,254         10,881
                                                              ----------     ----------
   Net cash used in operating activities                       (229,183)      (128,681)
                                                              ----------     ----------
Cash flows used in investing activities
   Purchase of capital assets                                   (22,102)       (41,467)
                                                              ----------     ----------
   Net cash used in investing activities                        (22,102)       (41,467)
                                                              ----------     ----------
Cash flows provided by financing activities
   Advances from shareholders                                   204,661        142,930
   Advances from affiliated companies                            33,485         38,832
   Issuance of capital stock                                          -             73
                                                              ----------     ----------
   Net cash provided by financing activities                    238,146        181,835

Effect of exchange rate changes on cash                             (67)           (59)
                                                              ----------     ----------
Net increase (decrease) in cash                                 (13,206)        11,628

Cash at beginning of year                                        11,628              -
                                                              ----------     ----------
Cash (deficiency) at end of year                              $  (1,578)     $  11,628
                                                              ----------     ----------
                                                              ----------     ----------


     The accompanying notes are an integral part of these financial statements.

                             I5IVE COMMUNICATIONS INC.
                         NOTES TO THE FINANCIAL STATEMENTS
                      DECEMBER 31, 1997 AND DECEMBER 31, 1996


1.   INCORPORATION

     The Company was incorporated under the laws of the Province of British Columbia, Canada on April 9, 1996 and commenced operations on that date. The 1996 comparative figures are for the nine-month period ended December 31, 1996.

2.   SIGNIFICANT ACCOUNTING POLICIES

     The financial statements of the Company have been prepared in accordance with generally accepted accounting principles. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

     The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

     a)   Going Concern
          The accompanying financial statements have been presented assuming the Company will continue as a going concern. At December 31, 1997 the Company had accumulated $383,564 in losses and had no material revenue-producing operations. At the date of this report, the Company has almost no liquidity and its ability to continue as a going concern is dependent upon its ability to raise additional capital or merge with a revenue producing venture partner. These matters raise substantial doubt about the Company's ability to continue as a going concern. No adjustments have been made in the accompanying financial statements to provide for this uncertainty.

     b)   Property, Plant and Equipment
          Property, plant and equipment are capitalized at original cost and amortized over their estimated useful lives at the following annual bases and rates:

                    Computer equipment          30% declining balance
                    Furniture and fixtures      20% declining balance
                    Leasehold improvements      20% straight-line

          One-half the normal amortization is taken in the year of acquisition.

     c)   Research and Development
          Research and development costs are expensed as incurred.

                             I5IVE COMMUNICATIONS INC.
                         NOTES TO THE FINANCIAL STATEMENTS
                      DECEMBER 31, 1997 AND DECEMBER 31, 1996


2.   SIGNIFICANT ACCOUNTING POLICIES (cont'd)

     d)   Foreign Exchange
          Unless otherwise stated, all amounts are stated in United States dollars. The functional currency of the Company is the Canadian dollar. Hence, all asset and liability accounts have been translated using the exchange rate as at December 31, 1997 and December 31, 1996 and all revenues and expenses have been translated using the average exchange rate for each period. The rates used were as follows:


          (in Cdn $ per U.S.$)

                                                       1997           1996
                                                       ----           ----
          December 31 rate                            .7009          .7296
          Average rate for the year                   .7223          .7333


          By September 30, 1998 the exchange rate had dropped to .6573.

3.   DUE TO SHAREHOLDERS

     The amounts due to shareholders are payable on demand and, effective December 30, 1997, bear interest at the rate of 6.5% per annum calculated annually not in advance. The Company has pledged all its assets as security for the amounts due to shareholders.

4.   DUE TO AFFILIATED COMPANIES

     Amounts due to affiliated companies have no specific terms of repayment and are interest-free. The affiliated companies are 100% - owned subsidiaries of a 40% shareholder of the Company.

5.   CAPITAL STOCK

     During the period ended December 31, 1996 , the Company issued 100 Class A Common shares for cash of $73 U.S. There were no shares issued during the year ended December 31, 1997.

6.   RELATED PARTY TRANSACTIONS

     The Company has incurred consulting fees of $7,585 (1996 - $28,414) and salaries of $22,754 (1996 - Nil) to a minority shareholder of the Company.

                             I5IVE COMMUNICATIONS INC.
                         NOTES TO THE FINANCIAL STATEMENTS
                       DECEMBER 31, 1997 AND DECEMBER 31, 1996


7.   INCOME TAXES

     The Company has available losses for Canadian income tax purposes which may be carried forward as follows:


               Up to and including       2003           $135,173
               (Cdn $)                   2004            326,197
                                                        --------
                                                        $461,370
                                                        --------
                                                        --------

8.   EQUITY ADJUSTMENT FROM FOREIGN CURRENCY TRANSLATION

                                                                 1997      1996
                                                              --------   -------

     Opening balance of cumulative translation adjustments     $    69   $     -
     Translation adjustments for the period                     12,654       693
                                                              --------   -------
     Closing balance of cumulative translation adjustments    $ 13,347   $   693
                                                              --------   -------
                                                              --------   -------

9.   UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using Year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

                           I5IVE COMMUNICATIONS INC.

                             FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1998


              (UNAUDITED - SEE ACCOUNTANTS' COMPILATION REPORT)

                         ACCOUNTANTS' COMPILATION REPORT


We have compiled the accompanying balance sheets of i5ive communications inc. as of September 30, 1998 and September 30, 1997 and the related statements of income and deficit and cash flows for the years then ended in accordance with Statements on Standards for Accounting and Review services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and accordingly, do not express an opinion or any form of assurance on them.




                                             N.I. Cameron Inc. (signed)


VANCOUVER, B.C.                               CHARTERED ACCOUNTANTS
November 19, 1998

                             I5IVE COMMUNICATIONS INC.
                                   BALANCE SHEET
                     SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                 (UNAUDITED - SEE ACCOUNTANTS' COMPILATION REPORT)
                                   (U.S. DOLLARS)



                                       ASSETS

                                                          1998           1997
                                                          ----           ----
CURRENT ASSETS
     Cash                                            $       -      $  11,227
     Accounts receivable (Note 2)                        4,003          6,116
                                                      --------       --------
                                                         4,003         17,343
                                                      --------       --------
PROPERTY, PLANT & EQUIPMENT, at cost(Notes 1 and 2)
     Computer equipment                                 43,199         40,220
     Furniture and fixtures                                694            761
     Leasehold improvements                             16,625         18,236
                                                      --------       --------
                                                        60,518         59,217
     Less: accumulated amortization                     25,701         14,410
                                                      --------       --------
                                                        34,817         44,807
                                                      --------       --------

TOTAL ASSETS                                         $  38,820      $  62,150
                                                      --------       --------
                                                      --------       --------


                        LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
     Checks written in excess of funds on deposit    $  12,779      $       -
     Accounts payable                                   21,790          9,076
                                                      --------       --------
                                                        34,569          9,076
DUE TO SHAREHOLDERS (Note 2)                           490,408        290,744
DUE TO AFFILIATED COMPANIES (Note 3)                    69,879         66,221
                                                      --------       --------
TOTAL LIABILITIES                                      594,856        366,041
                                                      --------       --------


CAPITAL STOCK
     Authorized:
          100 Class A common shares with a par value of $1 Cdn each
       49,900 Class B preferred shares with a par value of $1 Cdn each
     Issued:
          100 Class A common shares                         73             73

ACCUMULATED DEFICIT                                   (600,666)      (306,550)

EQUITY ADJUSTMENT FROM FOREIGN
   CURRENCY TRANSLATION (Note 5)                        44,557          2,586
                                                      --------       --------
TOTAL STOCKHOLDERS' DEFICIT                           (556,036)      (303,891)
                                                      --------       --------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT          $  38,820      $  62,150
                                                      --------       --------
                                                      --------       --------

                            I5IVE COMMUNICATIONS INC.
                         STATEMENT OF INCOME AND DEFICIT
    FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                (UNAUDITED - SEE ACCOUNTANTS' COMPILATION REPORT)
                                (U.S. DOLLARS)

                                                        1998           1997
                                                   ---------      ---------
REVENUE
     Software licensing                            $  20,115      $   6,751
     Other                                               578          1,482
                                                    --------       --------

                                                      20,693          8,233
                                                    --------       --------

EXPENSES
     Selling, general and administrative             228,127        169,984
     Amortization                                      9,668          9,116
                                                    --------       --------
                                                     237,795        179,100
                                                    --------       --------

NET LOSS FOR THE PERIOD                             (217,102)      (170,867)

DEFICIT AT BEGINNING OF THE PERIOD                  (383,564)      (135,683)
                                                    --------       --------

DEFICIT AT END OF THE PERIOD                       $(600,666)     $(306,550)
                                                    --------       --------
                                                    --------       --------

                             I5IVE COMMUNICATIONS INC.
                              STATEMENT OF CASH FLOWS
     FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                 (UNAUDITED - SEE ACCOUNTANTS' COMPILATION REPORT)
                                  (U.S. DOLLARS)


                                                                        1998           1997
                                                                   ---------      ---------
Cash flows provided by (used in) operating activities:
     Net loss                                                     $ (217,102)    $ (170,867)
     Adjustment to reconcile net loss to net cash
       used in operating activities
          Amortization                                                 9,668          9,116
                                                                   ---------      ---------
                                                                    (207,434)      (161,751)
     Changes in operating assets and liabilities
          Accounts receivable                                          2,835          3,014
          Accounts payable                                             8,486         (1,625)
                                                                   ---------      ---------
     Net cash used in operating activities                          (196,113)      (160,362)
                                                                   ---------      ---------

Cash flows used in investing activities
     Purchase of capital assets                                       (3,364)       (18,481)
                                                                   ---------      ---------
     Net cash used in investing activities                            (3,364)       (18,481)
                                                                   ---------      ---------

Cash flows provided by financing activities
     Advances from shareholders                                      182,953        150,486
     Advances from affiliated companies                                4,782         28,092
                                                                   ---------      ---------
     Net cash provided by financing activities                       187,735        178,578
                                                                   ---------      ---------

Effect of exchange rate changes on cash                                  541           (136)
                                                                   ---------      ---------
Net decrease in cash                                                 (11,201)          (401)

Cash (deficiency) at beginning of period                              (1,578)         11,628
                                                                   ---------      ---------

Cash (deficiency) at end of period                               $   (12,779)  $      11,227
                                                                   ---------      ---------
                                                                   ---------      ---------

                             I5IVE COMMUNICATIONS INC.
                         NOTES TO THE FINANCIAL STATEMENTS
                     SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                 (UNAUDITED - SEE ACCOUNTANTS' COMPILATION REPORT)

1.   SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of the financial position of i5ive communications inc. Such adjustments are of a normal recurring nature. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year.

     The financial statements of the Company have been prepared in accordance with generally accepted accounting principles. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

     The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

     a)   Going Concern
          The accompanying financial statements have been presented assuming the Company will continue as a going concern. At September 30, 1998 the Company had accumulated $600,666 in losses and had no material revenue-producing operations. At the date of this report, the Company has almost no liquidity and its ability to continue as a going concern is dependent upon its ability to raise additional capital or merge with a revenue producing venture partner. These matters raise substantial doubt about the Company's ability to continue as a going concern. No adjustments have been made in the accompanying financial statements to provide for this uncertainty.

     b)   Property, Plant and Equipment
          Property, plant and equipment are capitalized at original cost and amortized over their estimated useful lives at the following annual bases and rates:

                    Computer equipment       30% declining balance
                    Furniture and fixtures   20% declining balance
                    Leasehold improvements   20% straight-line

          One-half the normal amortization is taken in the year of acquisition.

     c)   Research and Development
          Research and development costs are expensed as incurred.

                             I5IVE COMMUNICATIONS INC.
                         NOTES TO THE FINANCIAL STATEMENTS
                     SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                 (UNAUDITED - SEE ACCOUNTANTS' COMPILATION REPORT)


1.   SIGNIFICANT ACCOUNTING POLICIES (cont'd)

     d)   Foreign Exchange
          Unless otherwise stated, all amounts are stated in United States dollars. The functional currency of the Company is the Canadian dollar. Hence, all asset and liability accounts have been translated using the exchange rate as at December 31, 1997 and December 31, 1996 and all revenues and expenses have been translated using the average exchange rate for each period. The rates used were as follows:

          (in Cdn $ per U.S.$)

                                         1998      1997
                                        -----     -----
          September 30 rate             .6573     .7210
          Average rate for the period   .6831     .7223

2.   DUE TO SHAREHOLDERS

     The amounts due to shareholders are payable on demand and, effective December 30, 1997, bear interest at the rate of 6.5% per annum calculated annually not in advance. The Company has pledged all its assets as security for the amounts due to shareholders.

3.   DUE TO AFFILIATED COMPANIES

     Amounts due to affiliated companies have no specific terms of repayment and are interest-free. The affiliated companies are 100% - owned subsidiaries of a 40% shareholder of the Company.

4.   RELATED PARTY TRANSACTIONS

     The Company has incurred consulting fees and salaries of $21,518 (1997 - $22,752) to a minority shareholder of the Company.

                             I5IVE COMMUNICATIONS INC.
                         NOTES TO THE FINANCIAL STATEMENTS
                     SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                 (UNAUDITED - SEE ACCOUNTANTS' COMPILATION REPORT)


5.   EQUITY ADJUSTMENT FROM FOREIGN CURRENCY TRANSLATION

                                                                  1998     1997
                                                                ------    -----
     Opening balance of cumulative translation adjustments     $13,347   $  693
     Translation adjustments for the period                     31,210    1,893
                                                                ------    -----

     Closing balance of cumulative translation adjustments     $44,557   $2,586
                                                                ------    -----
                                                                ------    -----

6.   UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using Year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

                           PRO FORMA FINANCIAL INFORMATION

The accompanying pro forma financial information reflects the purchase by Suite 101.com Inc. (formerly Kinetic Ventures Ltd.) of all the issued and outstanding shares of i5ive communications inc. The transaction will be accounted for as a pooling of interests. The pro forma information presented consists of condensed income statements for the year ended December 31, 1997 and 9 month period ended September 30, 1998 as if the transaction had occurred on January 1, 1997. In addition, a pro forma balance sheet as at September 30, 1998 is presented.

                        PRO FORMA CONDENSED INCOME STATEMENT
                          FOR YEAR ENDED DECEMBER 31, 1997
                                    (UNAUDITED)


                                                                   Historical Statements
                                                                   ---------------------
                                        Kinetic Ventures           i5ive            Adjustments      Pro Forma
                                              Ltd.           communications inc.      (Note 1)       Statement
                                        ----------------     -------------------    -----------      ---------
Sales                                     $  345,450          $    8,959           $  (345,450)      $   8,959
Cost of Goods Sold                          (253,973)                  -               253,973               -
Selling, General and Administration         (691,894)           (258,255)              635,583        (314,566)
Interest expense                             (67,841)                  -                67,841               -
Gain on sale of assets                     1,810,619                   -            (1,810,619)              -
Other income                                  12,800               1,415               (12,800)          1,415
                                          ----------          ----------           -----------       ---------
Income Before Income Tax Expense           1,155,161            (247,881)           (1,211,472)       (304,192)

Income taxes                                 (25,553)                  -                22,553          (3,000)
                                          ----------          ----------           -----------       ---------

Net Income (loss)                        $ 1,129,608          $ (247,881)          $(1,188,919)      $(307,192)
                                          ----------          ----------           -----------       ---------
                                          ----------          ----------           -----------       ---------

Net Income (loss) per common share (Basic and diluted)                             $     (0.06)
                                                                                   -----------
                                                                                   -----------
Adjusted weighted average number of
  common shares issued (Note 2)                                                                      5,269,578
                                                                                                     ---------
                                                                                                     ---------


NOTES TO THE PRO FORMA CONDENSED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1997

Note 1 The adjustments above reflect the removal from the historical figures of the sale by Kinetic Ventures Ltd. of all of its operating assets on March 20, 1997 to Ballard Medical Products.

Note 2 The adjusted weighted average number of common shares issued has been adjusted to reflect the 1:6 reverse stock split of shares.

                     PRO FORMA CONDENSED INCOME STATEMENT
              FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998
                                 (UNAUDITED)


                                                                   Historical Statements
                                                                   ---------------------
                                        Kinetic Ventures           i5ive            Adjustments      Pro Forma
                                              Ltd.           communications inc.                     Statement
                                        ----------------     -------------------    -----------      ---------
Sales                                    $         -          $     20,693         $                $    20,693
Selling, General and Administration          (38,768)             (237,795)                            (276,563)

Income (Loss) Before Income Tax Expense      (38,768)             (217,102)                            (255,870)
                                         -----------          ------------          -----------     -----------
Income taxes                                    (907)                    -                                 (907)

Net Income (loss)                        $   (39,675)         $   (217,102)        $        -       $  (256,777)
                                         -----------          ------------          -----------     -----------
                                         -----------          ------------          -----------     -----------

Net Income (loss) per common share
  (Basic and Diluted)                                                                               $     (0.03)
                                                                                                    -----------
                                                                                                    -----------
Adjusted weighted average number of
  common shares issued                                                                               10,061,244
                                                                                                    -----------
                                                                                                    -----------

                         PRO FORMA CONDENSED BALANCE SHEET
                                 SEPTEMBER 30, 1998
                                    (UNAUDITED)


                                                                   Historical Statements
                                                                   ---------------------
                                        Kinetic Ventures           i5ive            Adjustments         Pro Forma
                                              Ltd.           communications inc.                        Statement
                                        ----------------     -------------------    -----------         ---------
              ASSETS
Current Assets
   Cash                                  $     1,032          $    (12,779)        $  65,000 (Note 3)   $   53,253
   Accounts receivable                             -                 4,003                                   4,003
Furniture and Equipment                            -                34,817                                  34,817
Total Assets                             $     1,032          $     26,041         $  65,000            $   92,073
                                         -------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
   Loan payable                          $         -          $          -         $  65,000 (Note 3)   $   65,000
   Accounts payable                                                 36,444            21,790                58,234
                                         -------------------------------------------------------------------------
                                              36,444                21,790            65,000               123,234
Due to shareholders                                -               490,408          (429,394)(Note 1)       61,014
Due to affiliated companies                        -                69,879           (42,375)(Note 1)       27,504
                                         -------------------------------------------------------------------------
Total Liabilities                             36,444               582,077          (406,769)              211,752
                                         -------------------------------------------------------------------------
                                                                       568 (Note 2)  471,769 (Note 1)
Common Stock                                  39,934                    73          (471,842)(Note 2)       40,502
Additional paid in capital                15,895,073                     -           471,274 (Note 2)   16,366,347
Accumulated deficit                      (15,970,419)             (556,109)                            (16,526,528)
                                         -------------------------------------------------------------------------
Total Stockholders' Deficit                  (35,412)             (556,036)          471,769              (119,679)
                                         -------------------------------------------------------------------------
Total Liabilities and Stockholders'
  Deficit                                $     1,032          $     26,041         $  65,000           $    92 073
                                         -------------------------------------------------------------------------
                                         -------------------------------------------------------------------------


NOTES TO THE PRO FORMA CONDENSED BALANCE SHEET DATED SEPTEMBER 30, 1998

Note 1 This adjustment is for the conversion of $717,702 (Cdn) on amounts due to shareholders and affiliated companies into common shares of i5ive communications inc. prior to the transaction.

Note 2 This adjustment reflects the share issuance by Suite 101.com for the acquisition of i5ive shares and removes i5ive's capital stock from the equity.

Note 3 This adjustment reflects the $65,000U.S. working capital loan received subsequent to September 30, 1998 in anticipation of the business combination. The funds were received from an arms'-length party and the intention is to repay the loan out of proceeds from a future private placement.